UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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Extra Space Storage Inc.
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2020 PROXY STATEMENT

EXTRA VALUE

Extra Space Storage

April 3, 2020
Dear Fellow Stockholder:

On behalf of the board of directors and officers of Extra Space Storage Inc., we are pleased to invite you to the 2020 Annual Meeting of Stockholders of Extra Space Storage Inc., which will be held on May 14, 2020 at 11:00 a.m. Mountain Time at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121.
We are proud to look back at the growth and accomplishments of Extra Space Storage over the last 10 years and the value that we have created. During the past decade, we have grown from 820 stores to over 1,800 stores. Our workforce has increased from approximately 2,000 employees to 4,000. Our market capitalization has grown from $2.5 billion to over $14 billion at the end of 2019, and we have been added to the S&P 500. All of this was accomplished while creating significant value for our shareholders, with an increase in our dividend of over 800% since 2010. Our total 10-year return has been the highest in the storage sector and the second highest of any publicly traded REIT in the United Sates, at 1,167%. We have accomplished all of this while remaining true to our core values of Integrity, Excellence, Innovation, Teamwork and Passion.
While we are proud of our accomplishments, and believe it is important to celebrate our past successes, we are more focused on our future. The storage sector is facing the headwinds of new supply, a competitive labor environment and pressure on internet marketing and property tax expenses. We are also in a very unusual macro-environment with health and economic concerns related to COVID-19.
While we acknowledge the challenges these macro and sector-specific dynamics create for our industry, we believe we are well positioned to navigate them. We are committed to leveraging our experience, our technological prowess, our diversified portfolio and the skill sets of our team to extend our track record of success in the decade ahead of us. We will work relentlessly for our shareholders to continue to provide the extra value that you have come to expect from Extra Space Storage this year and the decade ahead.
        This year we are again furnishing proxy materials to our stockholders over the Internet, as allowed by the Securities and Exchange Commission. On or about April 3, 2020, we are mailing the majority of our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access a digital copy of our proxy statement and annual report as well as instructions on how to vote. Some stockholders may, if they have so previously requested, receive paper copies by mail. We believe that this notice and access process expedites stockholders receipt of proxy materials, while lowering costs of delivery and reducing the environmental impact of our annual meeting.
 Your vote is important. Whether you plan to attend the meeting, we urge you to vote your shares electronically through the internet or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with the proxy statement according to the instructions.
Thank you for your continued support, interest and investment in Extra Space Storage Inc.
Warmest regards,

Kenneth M. Woolley,	Joseph D. Margolis,
Chairman	Chief Executive Officer

PROXY SUMMARY

The following is a summary that highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you are urged to read the entire proxy statement carefully before voting.
Meeting Information

Date and Time:*	Location:*
This summary highlights information that should assist you in ensuring that your vote at the annual meeting is counted. On or about April 3, 2020, we sent a Notice of Internet Availability of Proxy Materials to a majority of our stockholders and provided access to our proxy materials over the internet, and began mailing this proxy statement, the notice and the enclosed proxy card to all stockholders. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual meeting materials via email, the email contains voting instructions and links to our annual report and proxy statement on the internet.

Thursday, May 14, 2020, at 11:00 a.m., MT	Extra Space Storage Inc. Corporate Offices 2795 East Cottonwood Pkwy, Suite 300 Salt Lake City, Utah 84121
*In light of the difficulties arising from COVID-19, the date, time or location of the 2020 Annual Meeting may change. We will update stockholders through a press release and a filing with the Securities and Exchange Commission in the event of a change to the date, time or location of the 2020 Annual Meeting.

IN-PERSON	INTERNET	MAIL

You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you submit the accompanying proxy card or voting instructions, or vote via the internet by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

You may vote your shares through the internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day until 11:59 p.m. ET on the day before the annual meeting. If you vote through the internet, you should not return your proxy card.
If you choose to vote by mail, simply complete the accompanying proxy card, date and sign it, and return it in the postage-paid envelope provided.

Proposals & Voting Recommendations

Extra Space Storage	1

2019 Business Highlights
Our continued growth in 2019 reflects not only solid operating performance, but also accretive acquisitions, profitable joint ventures and third party management and an optimized balance sheet.

Director Nominees
On February 12, 2020, the board of directors voted to expand the board from eight directors to nine directors and elected Gary L. Crittenden to the board of directors for a term that will expire at the 2020 Annual Meeting. We are now asking stockholders to elect nine directors to serve for a one-year term that will expire at the Company’s 2021 annual meeting. Each director nominee is elected annually by the affirmative vote of at least a majority of the stockholders present in person or represented by proxy and entitled to vote for the election of directors.
Nominees for Directors
The following table presents the name, age and the position(s) held by each person nominated as a director:

Name	Age	Title	Independent	Audit Committee	CNG Committee
Kenneth M. Woolley	73	Chairman
Joseph D. Margolis	59	Director and CEO
Roger B. Porter	73	Lead Independent Director	X	X	X
Joseph J. Bonner	64	Director	X		X
Gary L. Crittenden	66	Director	X	X
Ashley Dreier	47	Director	X	X
Spencer F. Kirk	58	Director	X
Dennis J. Letham	68	Director	X	X	X
Diane Olmstead	67	Director	X	X	X
Our director nominees bring a balance of experience and perspective. We believe that our board’s expertise allows the board to effectively oversee management to ensure that the interests of the board of directors and management align with the interests of our stockholders.
Sustainability

At Extra Space, we believe that part of doing well is acting as good corporate citizens and running a company that is built to last. With a focus on the future, we plan to benefit our stockholders today and over the long term. We do so by taking care of our customers, our employees, and our real estate holdings and by reducing our overall impact on the environment. We believe that our environmental, social and governance initiatives are consistent with our obligation to maximize stockholder value.

2	Extra Space Storage

Environmental

As a public real estate investment trust ("REIT") and owner and manager of real estate, we are not only stewards of our stockholders’ capital, but also of the environment. As stewards, we seek to reduce our carbon impact. We do this through energy-saving initiatives such as installing solar panels, retrofitting properties with high-efficiency lighting systems, installing motion activated systems to turn lights on and off automatically and replacing older fixtures with modern energy-saving fixtures and bulbs. We also sell products made of recycled materials.

Environmental highlights for 2019 include:

•Estimated savings of over nine million kilowatt-hours annually from lighting retrofits completed in previous years
•Completed solar installation projects at 48 of our stores
•43% of all REIT owned stores have solar panel systems
•Recognized as a top 10 Corporate User of Solar (based on number of installations) by the Solar Energy Association
•Reduced water consumption 3.5% despite increasing our property count by more than 10%
•Saved over 10 million sheets of paper through digital lease initiative
•Diverted more than 10% of total waste to recycling centers rather than to landfills

Social Responsibility
Our greatest asset is our people. We strongly believe in training and retaining talented employees and having management at all levels engage with our employees, our customers, our board and other stakeholders. At Extra Space, we believe that if we take care of our employees, they will take care of our customers and our facilities. We do so by focusing on employee engagement, wellness and safety.

Social highlights for 2019 include:

•Chosen as one of America's Best Midsize Employers by Forbes for 2019
•Glassdoor (Employees' Choice Award) named Joseph Margolis as one of the Top 100 CEO's for 2019
•Formed Diversity and Inclusion Committee, adopted company social responsibility commitment statement and completed surveys and focus groups to assist with strategy to increase diversity and inclusion in the Company
•Received the Healthy Worksite Award from the Utah Worksite Wellness Council
•Launched Education Assistance Program with Western Governors University giving our employees a path to an undergraduate degree in Business or Information Technology through scholarships and other assistance
•Improved work/life balance of employees by increasing flexibility of hours worked at the corporate office and allowing employees to telecommute
•Sponsored paid volunteer hours by our employees, benefiting both local and national nonprofits

Extra Space Storage	3

Governance
We are committed to strong corporate governance to promote the long-term interests of our stockholders, strengthen management accountability and help maintain public trust in Extra Space. We encourage open communication and positive working relationships among the members of our board. Our directors have access to, and regularly meet with, senior management and other employees. We actively seek input from our stockholders through our stockholder engagement programs and regular meetings with management. The Corporate Governance section below describes our governance framework which includes the following highlights:

• Independent Lead Director and independent director-led Audit and CNG Committees	• Code of Business Conduct & Ethics (signed by all directors, officers and employees)
• Separate Chairman and Chief Executive Officer	• Whistleblowing and whistleblower protection policy
• Seven out of nine directors are independent	• Annual evaluations of our board
• Policy on recoupment of incentive compensation (claw-back policy)	• Annual election of all directors and majority voting in uncontested elections
• Director and executive officer stock ownership guidelines	• Stockholder ability to amend bylaws
• Regular succession planning	• Proxy access provision in bylaws
• No employment agreements with officers	• Oversight of risk
• No stockholder rights plan (poison pill)	• Annual advisory vote to approve executive compensation
• Data protection and privacy policy	• Prohibition against hedging and stringent limitations on pledging for officers and directors

Board Expertise and Diversity

	Risk Management	Real Estate Expertise	Financial Literacy	Finance and Capital Markets Transactions	Corporate Governance	Technology Expertise	Public Company Executive Experience	Public Company Board Experience*
Kenneth M. Woolley	X	X	X	X			X	X
Joseph D. Margolis	X	X	X	X	X		X
Roger B. Porter	X		X	X	X			X
Joseph J. Bonner	X	X	X	X	X
Gary L. Crittenden	X		X	X	X		X	X
Ashley Dreier	X		X			X	X
Spencer F. Kirk	X	X	X	X		X	X	X
Dennis J. Letham	X		X	X	X		X	X
Diane Olmstead	X	X	X	X	X		X
* excluding Extra Space Storage Inc.

In addition to the diversity of our directors' skills sets set forth above, our nominees for director come from diverse backgrounds including manufacturing, real estate, technology, financial services, academia and government. Our directors are also diverse in age, race and gender, which we believe allows our directors to better represent our customers, employees and other stakeholders.

4	Extra Space Storage

Executive Compensation Highlights
We are requesting your non-binding vote to approve the compensation of our named executive officers (“NEOs”) as described in the "Executive Compensation" section of this proxy statement. The goals for our executive compensation program are to (i) attract, retain and motivate effective executive officers, (ii) align the interests of our executive officers with the interests of the Company and our stockholders and (iii) align market competitive compensation with our short-term and long-term performance. At the Company’s 2019 Annual Meeting of Stockholders, an advisory vote was held to approve executive compensation, thereby affording stockholders the opportunity to cast a vote on the compensation programs for our named executive officers. The result of this vote indicated 96% approval of the compensation paid to our named executive officers.

Executive Compensation

Excludes "All other compensation" as disclosed in the Summary Executive Compensation Table

Extra Space Storage	5

INFORMATION ABOUT THE
BOARD OF DIRECTORS AND ITS COMMITTEES
Nominees for Directors

KENNETH M. WOOLLEY AGE: 73 CHAIRMAN OF THE BOARD	JOSEPH D. MARGOLIS AGE: 59 CEO AND DIRECTOR
Experience:
Kenneth M. Woolley is the founder of our Company, served as our Executive Chairman and CEO from our formation through March 2009, Chief Investment Officer from July 2012 to July 2013 and was formerly Chief Executive Officer of our predecessor. Mr. Woolley resigned from his position as Chairman and CEO of the Company effective April 1, 2009, to serve a voluntary three-year mission for his church, during which time he remained as a director. Mr. Woolley has been involved in the self-storage industry since 1977. He has been directly responsible for developing over 165 properties and acquiring over 625 self-storage properties throughout the United States. Early in his career he was a management consultant with the Boston Consulting Group. From 1979 to 1998, he was an Associate Professor, and later an Adjunct Associate Professor of Business Administration at Brigham Young University, where he taught undergraduate and M.B.A. classes in Corporate Strategy and Real Estate. Mr. Woolley has also developed more than 17,000 apartment units through his Las Vegas entity, Nevada West Partners. He is also a partner in New York based Gaia Real Estate, which owns 18,000 apartment units and 600,000 square feet of office space. He has also founded several companies in the retail, electronics, food manufacturing and natural resources industries. Mr. Woolley currently serves as a trustee and a member of the compensation committee of American Homes 4 Rent, a publicly traded REIT. Mr. Woolley holds a B.A. in physics from Brigham Young University and an M.B.A. and Ph.D. in business administration from the Stanford Graduate School of Business. Mr. Woolley has been a member of our board of directors since August 2004.
Qualifications:
Mr. Woolley was selected to serve as Chairman based on his experience and knowledge of our Company and his extensive experience in the real estate and self-storage industry.

Experience:
Joseph D. Margolis has served as our Chief Executive Officer since January 1, 2017. Previously, he served as our Executive Vice President and Chief Investment Officer from July 2015 until December 31, 2016. From 2011 until July 2015, he also was Senior Managing Director and Partner at Penzance Properties, a vertically integrated owner, operator and developer of office and other properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds, a private real estate investment management firm, from 2004 through 2011. Before forming Arsenal in 2004, Mr. Margolis held senior positions from 1992 to 2004 at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel. Before that, Mr. Margolis worked for The Prudential Insurance Company of America as in-house real estate counsel from 1988 through 1992, and as a real estate associate at the law firm of Nutter, McClennen & Fish from 1986 through 1988. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law. Mr. Margolis served as a member of our board of directors from February 2005 until July 2015 and rejoined our board on May 18, 2017 after his appointment as Chief Executive Officer.

Qualifications:
Mr. Margolis has been nominated to our board based on his knowledge of our Company and his extensive finance and real estate experience.

6	Extra Space Storage

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

ROGER B. PORTER AGE: 73 LEAD INDEPENDENT DIRECTOR COMMITTEES: Audit and CNG (Chairman)	JOSEPH J. BONNER AGE: 65 DIRECTOR COMMITTEES: CNG
Experience:
Roger B. Porter is the IBM Professor of Business and Government at Harvard University. Mr. Porter has twice served as the director of Harvard's Center for Business and Government and chairs the Program for Senior Managers in Government. Mr. Porter served for more than a decade in senior economic policy positions in the Ford, Reagan and George H.W. Bush White Houses. Under President Reagan he served as Director of the White House Office of Policy Development. Under President George H.W. Bush, Mr. Porter served as the Assistant to the President for Economic and Domestic Policy from 1989 to 1993. Mr. Porter is a director of Tenneco, Inc. and Packaging Corporation of America. He served as a director of Pactiv Corporation from 1999 to 2010 and of Zions Bancorporation from 1993 to May 2019. Mr. Porter holds a B.A. from Brigham Young University and was selected as a Rhodes Scholar and Woodrow Wilson Fellow, receiving his B. Phil. from Oxford University. He received his M.A. and Ph.D. from Harvard University. He is a Trustee of the Gerald R. Ford Presidential Foundation and a member of the President’s Commission on White House Fellowships. He has served on the boards of domestic and multinational corporations dealing with manufacturing, financial services, health care, insurance, and real estate. He has received presidential appointments from each of the last nine U.S. presidents. Mr. Porter has been a member of our board of directors since August 2004.
Qualifications:
Mr. Porter was selected to serve as our lead independent director, as a member of our board and as our CNG Committee chairman based on his unique perspective on broad economic issues and trends, strategic management, insight into government regulations and policy and his leadership experience on several major public company boards.

Experience:
Joseph J. Bonner is the President & CEO of Solana Beach Capital LLC, where he is responsible for advising Owner/Operator/Developer clients on finding solutions for their real estate capital needs.  He was previously the Chief Investment Officer of the UAE based company Mubadala Pramerica Real Estate Investors from 2010 to 2014.  Mr. Bonner was responsible for executing the investment strategy of the company regionally as well as globally.  He was a member of the Regional Investment Committee and the Regional Allocation Committee.  From 1989 to 2010, Mr. Bonner held senior positions at Prudential Real Estate Investors in asset management and transactions where he was responsible for all real estate acquisitions in the Mid-Atlantic and Northeast Regions of the United States and the Eastern and Mid-Western Regions of Canada.  From 1981 to 1987, Mr. Bonner was a senior engineer at Exxon Chemical Company, responsible for providing project management service to Exxon’s worldwide affiliates.  Prior to joining Exxon, Mr. Bonner served as a Project Manager for IBM, where he was responsible for the design and construction of corporate office facilities.  Mr. Bonner served as a Director at USAA Real Estate Company through June 2018.  He is currently an Independent Director for three mutual funds managed by The Capital Group.  Mr. Bonner is recognized as an NACD Governance Fellow. Mr. Bonner holds a B.A. in architecture from The Cooper Union, an M.S. in civil engineering from MIT, and an M.B.A. from Harvard University. Mr. Bonner has been a member of our board of directors since May 2019.
Qualifications:
Mr. Bonner has been nominated to our board based on his extensive experience in real estate investing, global capital markets, acquisitions and finance.

2020 Proxy Statement	7

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

GARY L. CRITTENDEN AGE: 66 DIRECTOR COMMITTEES: Audit	ASHLEY DREIER AGE: 47 DIRECTOR COMMITTEES: Audit
Experience:
Gary L. Crittenden has served as an Executive Director at HGGC, LLC, a private equity firm, since January 2017. Mr. Crittenden previously served as the Chairman and Managing Partner of HGGC, LLC from December 2013 to December 2016, as its Chief Executive Officer from April 2012 to December 2013, and as its Managing Partner from 2009 to April 2012. Mr. Crittenden previously served as chairman of Citi Holdings, and as Chief Financial Officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation, and Filene’s Basement. Mr. Crittenden is a director of Primerica, Inc., Zions Bancorporation and Pluralsight, Inc. Mr. Crittenden holds a B.S. in management from Brigham Young University, and an M.B.A. from Harvard Business School. Mr. Crittenden has been a member of our board of directors since February 2020.
Qualifications:
Mr. Crittenden was selected to serve as a member of our board based on his public company operating experience, financial and accounting expertise and his leadership experience within large enterprises.

Experience:
Ashley Dreier has been the Executive Vice President and Chief Information and Technology officer of HealthEquity since 2013 where she is responsible for leading technology and ensuring strategic alignment and execution of the platform strategy across the organization. Prior to joining HealthEquity, Ms. Dreier served as Vice President Technology and Product Development at Krames StayWell from 2008 to 2013, where she was responsible for strategy and delivery of the core product offering of consumer health information and wellness platforms. Prior to joining Krames StayWell she was Director of Product Development at GE where she led the delivery of corporate payment products. Her professional background also includes Director of Software Project Management and Director of Information Systems at Wolters Kluwer and Sr. Financial Analyst at Boeing Company. Ms. Dreier holds a B.S. in accounting and an M.S. in information systems both from the University of Utah. Ms. Dreier has been a member of our board of directors since May 2018.
Qualifications:
Ms. Dreier was selected to serve as a member of our board based on her technological expertise as well as her experience as an executive officer of a public company.

8	Extra Space Storage

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

SPENCER KIRK AGE: 58 DIRECTOR	DENNIS J. LETHAM AGE: 68 DIRECTOR COMMITTEES: Audit (Chairman) and CNG
Experience:
Spencer F. Kirk served as the Company’s CEO from April 1, 2009 until his retirement on December 31, 2016. In addition, he has served as a director of the Company since its initial public offering in 2004, serving as the Company’s Chairman from April 1, 2009 until July 1, 2012. Previously, Mr. Kirk served as the Company’s President from September 2007 to April 2009 and as an Executive Vice President of the Company’s predecessor from 1998 to 2004. As the owner of approximately 2.0 million shares, Mr. Kirk is the Company’s largest private individual stockholder. Before his involvement with the Company, Mr. Kirk co-founded Megahertz Corporation in 1985, which became the leading manufacturer of modems for laptop computers in the world. With Mr. Kirk serving as Chairman and CEO, Megahertz grew from a basement operation to the leading supplier of solution-oriented mobile data communications products. Megahertz went public in 1993 and in 1995 was acquired by US Robotics, which was later acquired by 3Com Corporation. Mr. Kirk holds a B.A. in finance and an M.B.A. from the University of Utah. Mr. Kirk has been a member of our board of directors since August 2004.
Qualifications:
Mr. Kirk was selected to serve as a member of our board based on his knowledge of our Company and the self-storage industry and his extensive experience in the management of public companies.

Experience:
Dennis J. Letham served as Executive Vice President and Chief Financial Officer of Anixter International Inc. from 1995 until his retirement in June 2011, where he oversaw the company’s finance, accounting, tax, legal, human resources and internal audit activities in 50 countries. Before assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc. the principal operating subsidiary of Anixter International Inc., which he joined in 1993. Previously, he had a 10-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President and Controller, Director of Corporate Accounting and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelor’s degree from Pennsylvania State University’s Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham was a director of Interline Brands, Inc. through August 2015. He currently serves as the lead independent director of Tenneco Inc. Mr. Letham has been a member of our board of directors since May 2016.
Qualifications:
Mr. Letham was selected to serve as a member of our board and as our audit committee chairman based on his extensive experience in finance and accounting and service as an executive officer and director of public companies.

2020 Proxy Statement	9

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

DIANE OLMSTEAD AGE: 67 DIRECTOR COMMITTEES: Audit and CNG
Experience:
Diane Olmstead is President of Fillmore Capital Affordable Housing (FCAH), which is an affiliate of Fillmore Capital Partners. FCAH is in the business of Impact Investing focused on the sectors of affordable and work force housing as well as in health care. Prior to FCAH, Ms. Olmstead was Chief Investment Officer at Bridge Housing Corporation from 2016 to 2018. BRIDGE is a non-profit company engaged in the business of developing and managing affordable housing. Prior to Bridge Housing, Ms. Olmstead was Co-CEO of W3 Partners from 2009 to 2016 where she oversaw W3’s real estate acquisitions, financing activities, fundraising and client relations. Prior to W3 Partners, Ms. Olmstead was a principal at CIM Group from 2005 to 2009, where she headed acquisitions and development in Northern California and the Pacific Northwest and was a voting member of the investment committee. Prior to CIM Group, from 2000 to 2005, Ms. Olmstead was an Executive VP of iStar, a publically traded REIT, and responsible for all activities in iStar’s Western Region, including origination of structured finance transactions and acquisitions of triple net leases. From 1983 to 2000, Ms. Olmstead worked in positions of asset management, lending, acquisitions and equity raising with Arthur Andersen LLP, USF&G Corporation, Cigna Corporation and Aetna, Inc. Ms. Olmstead received an M.B.A. from Pepperdine University. She serves on the board of Synedgen, Inc. and is a member of the Urban Land Institute and the Policy Advisory Board of the Fisher Center for Real Estate and Urban Development (UC Berkeley). Ms. Olmstead has been a member of our board of directors since December 2013.
Qualifications:
Ms. Olmstead was selected to serve as a member of our board based on her experience in real estate investing, acquisitions and corporate finance.

10	Extra Space Storage

CORPORATE GOVERNANCE
Overview
The board of directors believes that the purpose of good corporate governance is to ensure that the board of directors is independent from management, adequately oversees management, and ensures that the interests of management and the board of directors align with the interests of our stockholders in order to maximize stockholder value in a manner consistent with all applicable legal requirements. Consequently, we have adopted corporate governance guidelines, which are available at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.

NAME	AGE	TITLE	2019 Director	2020 Nominee	Independent	Audit Committee	CNG Committee
Kenneth M. Woolley	73	Chairman	X	X
Joseph D. Margolis	59	Director and CEO	X	X
Roger B. Porter (1)	73	Lead Independent Director	X	X	X	X	X
Joseph J. Bonner	65	Director	X	X	X		X
Gary L. Crittenden	66	Director		X	X	X
Ashley Dreier	47	Director	X	X	X	X
Spencer F. Kirk	58	Director	X	X	X
Dennis J. Letham (2)	68	Director	X	X	X	X	X
Diane Olmstead	67	Director	X	X	X	X	X

(1)  CNG Committee Chairman.
(2)  Audit Committee Chairman.
Director Independence
We require that a majority of the board of directors, and all members of the Audit Committee and CNG Committee, be independent in accordance with the New York Stock Exchange (“NYSE”) rules. In order to determine whether a director is independent, the board of directors affirmatively determines that there is no direct or indirect material relationship between the Company and the director. If all nine of the nominated directors in 2020 are elected, the board of directors has determined that more than 2/3 of the directors will be independent (seven of nine directors). The board reached this determination after considering all relevant facts and circumstances, responses to director questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the director and applicable affiliates. The board also determined that all members of the Audit Committee and CNG Committee are independent in accordance with NYSE and Securities and Exchange Commission ("SEC") rules.
Nomination of Directors
Nominees for director are selected by the CNG Committee. The board of directors has developed criteria that are designed to describe the qualities and characteristics desirable for the board of directors as a whole. The CNG Committee considers diversity of gender, race, age, experience, perspective and skills as important factors in choosing qualified candidates. The CNG Committee's goal in the nominating process is to achieve an appropriate balance of knowledge and experience among the directors. In evaluating potential candidates to nominate to our board, the CNG Committee seeks diverse candidates who will best serve the Company and whose expertise align with our long-term strategy to maximize stockholder value. The criteria and the effectiveness of our nomination policies are reviewed annually by the CNG Committee and the board of directors. In general, they require that each director or nominee:
• is committed to enhancing long-term stockholder value and possesses a high level of personal and professional ethics;
• has sound business judgment and integrity;
• has financial literacy or other business or professional experience relevant to understanding our business;
• has the ability to think and act independently; and
• has demonstrated the capacity to work constructively with others.
On February 12, 2020, the board of directors voted to increase the size of the board from eight directors to nine directors. Upon a recommendation from the CNG Committee, the board of directors elected Gary L. Crittenden as a director with a term that will expire at the 2020 Annual Meeting.
The CNG Committee will consider nominees recommended by stockholders. Stockholder recommendations of directors must be made in writing and include the candidate's written consent to be nominated and sufficient background information on the candidate to enable

2020 Proxy Statement	11

CORPORATE GOVERNANCE
the committee to assess his or her qualifications. Stockholder recommendations should be addressed to our Corporate Secretary at the following address:
Extra Space Storage Inc.
Attn: Corporate Secretary
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
Recommendations received from stockholders will be considered and processed subject to the same criteria as candidates nominated by the CNG Committee, as discussed above.
Other Director Matters
Gary L. Crittenden served as the Chief Financial Officer of Citigroup from March 2007 to March 2009. In July 2010, Mr. Crittenden entered into an order with the SEC in which the SEC found that Mr. Crittenden should have known that certain statements made by Citigroup, while he was chief financial officer, were materially misleading and Mr. Crittenden paid a civil monetary penalty of $100,000. Mr. Crittenden did not admit any wrongdoing in connection with the matter or disgorge any amount to Citigroup, and he did not face a ban from any future activities. In electing Mr. Crittenden, our board of directors considered the SEC order and related matters and concluded that they did not raise any concerns about Mr. Crittenden’s qualification to serve on our board of directors.
Communications with the Board and its Committees
Any stockholder or other interested party may communicate with the board of directors, the independent board members, the Chairman, any of the committees of the board of directors, or one or more of its individual members, by directing correspondence to any such individual or group of individuals in care of the Corporate Secretary, Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121 or by referring to the “Stockholder Communication Policy” at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.
Prohibition Against Classified Board
Our Corporate Governance Guidelines prohibit a classified board as well as staggered terms. We require each director to be elected annually, except for board actions to fill vacancies arising between stockholder elections.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code”) outlines the principles of conduct and ethics to be followed by our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The purpose of the Code is to:
• promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
• avoid conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
• promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by the Company;
• comply with applicable governmental laws, rules and regulations;
• promote prompt internal reporting to an appropriate person or committee of violations of the Code;
• promote accountability for adherence to the Code;
• provide guidance to employees, officers and directors to help them recognize and deal with ethical issues; and
• provide mechanisms to report unethical conduct and help foster our longstanding culture of honesty and accountability.
A copy of the Code has been provided to, and signed by, each of our directors, officers and employees. A copy of the Code is available on our website at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.
Bylaw Amendments
Our bylaws permit proxy access. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for three years, may submit nominees for up to 20% of the board, or one "nominee", whichever is greater, for inclusion in our proxy materials, subject to

12	Extra Space Storage

CORPORATE GOVERNANCE
complying with the requirements contained in our bylaws. In addition, the board amended our bylaws to allow stockholders the right to amend the bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter.
Stockholder Engagement
We encourage open communication and strong working relationships among the members of our board. Our directors have access to, and regularly meet with, senior management and other employees. We actively seek input from our stockholders through our stockholder engagement programs. In addition, stockholders may also contact members of our board or management through our website or by regular mail. We host quarterly earnings conference calls to which all stockholders have access. During the past four years we have adopted a number of significant governance changes as a result of outreach to our stockholders for their views. During each of the last three years, we have met or been in contact with a majority of our stockholders. Based on that outreach, we believe the combination of actions we have taken present an overall governance structure responsive to their views.
Retirement Age or Term Limits
Rather than imposing arbitrary limits on service, the CNG Committee regularly reviews each director’s continued role on the board and the need for periodic board refreshment. Over the past five years, the board has nominated and stockholders have elected five new directors, including replacing three directors who had served since the Company's IPO.
Pledging Limitations & Hedging Prohibitions
The CNG Committee has adopted a policy that limits pledging transactions by our directors and senior executives. Such pledges are only allowed with respect to shares held in excess of stock ownership requirements and only after obtaining the written permission of the CNG Committee. The CNG Committee believes that allowing pledges in excess of the stock ownership requirements is unlikely to result in adverse effects to stockholders. The CNG Committee also recognizes that by allowing such pledging arrangements, directors and senior executives are able to pursue their respective business interests without the need to sell Company shares to raise additional capital.
The CNG Committee has adopted a policy that applies to our directors and senior executives that prohibits all hedging and similar monetization transactions.
Claw-backs to Recoup Compensation
We have a Compensation Recovery Policy (claw-back policy) that covers all executive officers. If any executive officers are involved in fraudulent, willful or negligent misconduct that results in the Company being required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement, then the CNG Committee may require the executive officers to forfeit that portion of the unvested or unpaid incentive compensation (annual cash bonus and long-term equity incentive compensation) and/or recover that portion of the after-tax portion of any incentive compensation paid to such officers preceding the publication of the restated financial statement that the CNG Committee determines was in excess of the amount that such officers would have received had such compensation been calculated based on the financial results reported in the restated financial statements.
The CNG Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid incentive compensation and how much incentive compensation to recoup from individual officers (which need not be the same amount or proportion for every officer), including any conclusion by the CNG Committee that an officer engaged in wrongdoing. The amount and form of the compensation to be recouped will be determined by the CNG Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the CNG Committee’s discretion, through cancellation of vested or unvested restricted stock awards and/or cash payment. The CNG Committee intends to update the claw-back policy as necessary in the event that the SEC requires any such updates.
Social Responsibility
Our greatest asset is our people. We believe in training and retaining talented employees and having management at all levels engage with our employees, our customers, our board and other stakeholders. At Extra Space, we believe that if we take care of our employees, they will take care of our customers and our facilities. We do so by focusing on employee engagement, wellness and safety.

We believe that our efforts have paid off. In 2019, Forbes Magazine name us one of America's Best Midsize Employers. For 2020, GlassDoor ranked us number 90 out of over one million companies as a best place to work. Over 80% of our employees gave us a favorable score on our most recent annual employee engagement survey.

During 2019, we launched an education assistance program with Western Governors University that allows our employees a path to an undergraduate degree in Business or Information Technology through scholarships and other assistance. With this program, we hope to help our employees to a better tomorrow by allowing them to pursue higher education through an online university while continuing their employment with the Company.

2020 Proxy Statement	13

CORPORATE GOVERNANCE

We believe that promoting the health and well-being of our employees through their own personal wellness plans leads to an increase in employee productivity, improves morale, creates a positive and healthy work environment and reduces healthcare costs. We offer competitive health benefits and encourage our employees to participate in employee health and wellness programs. Over 70% of our employees who are enrolled in our health plan participate in these programs. We offer individualized counseling to our employees to assist them with their journey towards better health. We also offer other health oriented benefits such as smoking cessation programs and a fitness program that allows for reimbursements to employees for expenses incurred relating to fit-friendly activities, sports or exercise equipment.

We have always valued diversity and inclusion. Our support for diversity and inclusion is summarized in a Diversity and Inclusion Commitment Statement created and sponsored by the Company's Diversity and Inclusion Committee. During 2019, the committee launched surveys and held focus groups to ensure that our culture respects and celebrates the unique attributes and characteristics of each employee. We will continue to implement and pursue diversity and inclusion initiatives that allow us to attract and retain top talent, improve employee engagement, increase innovation and customer insight and enhance the quality of our decision making, all of which ultimately leads to increased stockholder value. We are proud of the fact that we were named as a Best Employer for Diversity for 2020 by Forbes Magazine.

We sponsored significant volunteer hours by our employees, benefiting both local and national nonprofit organizations. Included among these organizations are local schools, the Arbor Day Foundation, the Red Cross, the Salvation Army, the Utah Food Bank and Miss Amazing. By allowing our employees to give back to the community in a format of their choice, we believe that we increase our employees' engagement while doing good within our community.
Environmental Sustainability
Focusing on environmental sustainability is not only the right thing to do, it is the smart thing to do. Our goal is to be the provider of choice for energy efficient and sustainable self-storage facilities nationwide. Our board plays an active role in the oversight of the Company’s sustainability practices, recognizing that sustainability and energy efficiency are central to Extra Space’s business strategy. Our efforts in promoting sustainability and energy efficiency are backed by a record of action. Across our portfolio we focus on the following:
•Improving energy efficiency through lighting retrofits. All of our REIT owned stores have been upgraded to LED or T-8 lighting systems, with LED fixtures used on all projects since 2017. These lighting retrofit initiatives result in an estimated savings of nine million kilowatt-hours annually.
•Installing solar panels. We have been recognized as a Top 10 Corporate User by Number of Solar Installations for 2019 by the Solar Energy Association. We installed solar at 48 of our stores in 2019, bringing the total to 396 of our REIT owned stores with solar panel systems. We have generated 121 gigawatt-hours through on-site solar panels since we initiated our solar initiative in 2010. In 2019, our clean energy production could power over 2,500 homes for an entire year according to U.S. Environmental Protection Agency Metrics.
•Decreasing heating and air-conditioning expenses by controlling temperatures and updating to more energy efficient systems.
•Reducing water consumption with efficient plumbing devices and irrigation systems. In 2019, we reduced water usage 3.5% despite increasing our store count by over 10%.
•Reducing the total waste disposed of at our facilities.
•Diverting waste to recycling centers rather than landfills. Over 10% of total 2019 waste was diverted to a recycling center.
•Using recycled materials in the products we sell in our stores. Our boxes are certified by the Sustainable Forestry Initiative (SFI), demonstrating that they have been produced by responsible sources.
In 2019, we participated in the GRESB Real Estate Assessment, and increased our score by 21.7% over 2018 levels. We received the highest real estate assessment score of any North American company in the storage sector, and received a "B" public disclosure score compared to the Global Average score of "C." We have joined GRESB as a full member, and will continue to participate in the GRESB Real Estate Assessment annually. We will continue to participate in other industry related surveys focused on sustainability reporting. We will also pursue opportunities for green building certifications for our portfolio, initially focused on states where incentives are offered for such certifications. Today, we have LEED Gold Certification at 16 of our stores.

For additional information on our environmental initiatives, visit our sustainability web page at: http://ir.extraspace.com/sustainability.

14	Extra Space Storage

LEADERSHIP STRUCTURE, MEETINGS AND COMMITTEES OF THE BOARD
Leadership Structure
Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the Company and across various industries and disciplines, including manufacturing, real estate, technology, academia and government. Our Chairman, CEO and our former CEO bring extensive company-specific experience and expertise to their roles.
Our board of directors has separated the positions of chairman of the board and CEO. Mr. Woolley serves as our Chairman, and Mr. Margolis serves as our CEO and director. Our board of directors has determined that this leadership structure is appropriate at this time as it allows the CEO to focus on our day-to-day business, while allowing the chairman of the board of directors to lead the board in its fundamental role of providing advice to and independent oversight of management.
The board has a governance structure that includes regular meetings of the independent directors in executive session and with our internal auditors, external auditors and other consultants. Our lead independent director helps to facilitate and strengthen the role of the independent directors. The specific responsibilities of the lead independent director are currently as follows:

Executive Sessions/ Committee Meetings
 - Presides at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors (generally held at every regular board meeting)
 - Attends meetings of the various board committees regularly

Meetings of Independent Directors	- Calls meetings of the independent directors and sets the agenda
Liaison with Chairman and CEO	- Serves as liaison between the independent directors, the Chairman and the CEO - Meets regularly between board meetings with the Chairman and CEO
Board Processes and Information	- Helps ensure the quality, quantity, appropriateness and timeliness of information provided to the board and meeting agendas - Ensures feedback is properly communicated to the board and Chairman
Retention of Outside Advisors and Consultants	- Retains outside advisors and consultants who report directly to the board
Communications with Stockholders	- Responds and communicates with stockholders on inquiries when appropriate, following consultation with the Chairman and CEO

Risk Oversight
The board of directors believes that an important part of its responsibility is to oversee and coordinate with management to assess the major risks that we face and to review our options for monitoring and controlling these risks. At board meetings, management discusses with the board of directors matters of particular importance or concern, including any significant areas of risk meriting board attention. The board considers cybersecurity an important risk and receives regular updates on cyber risks specific to the Company. The Audit Committee has specific responsibility for discussing and reviewing policies with respect to risk assessment and risk management, including setting guidelines and policies to govern the process by which risk assessment and risk management is undertaken. The Audit Committee takes an active role in this process and communicates the results to the full board of directors. The CNG Committee oversees risks relating to our compensation policies and practices, as well as CEO and executive officer succession, and provides reports to the full board of directors. The CNG Committee reviews our compensation programs and policies from a legal and human resources perspective. Based on this assessment, we concluded that we do not have any compensation programs or practices that would reasonably be likely to have a material adverse effect on our Company.
Attendance at Meetings of the Board and its Committees
The board of directors holds at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to attend all regularly scheduled and special meetings, unless unusual circumstances make attendance impractical. The board of directors may also take action from time to time by written or electronic consent. For the year ended December 31, 2019, our board and its committees maintained strong oversight over our management and business in holding a total of seven meetings on financial and operational results, corporate strategy, governance, compensation and other topics. Each director attended at least 75% of the meetings of the board of directors and of any committees on which he or she served during this period.

2020 Proxy Statement	15

LEADERSHIP STRUCTURE, MEETINGS AND COMMITTEES OF THE BOARD
Committees of the Board of Directors
The board of directors has two standing committees: the Audit Committee and the CNG Committee. The committees on which each director serves are listed above in “Information about the Board of Directors and its Committees—Nominees for Directors.”
AUDIT COMMITTEE
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the independent auditors for the Company, and sole authority to establish pre-approval policies and procedures for audit and non-audit engagements with the independent auditors. The Audit Committee also oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of the financial statements and reports and compliance with laws, regulations and corporate policies of the Company. Additionally, the Audit Committee oversees the independent auditor’s qualifications, performance and independence; monitors communications with the independent auditor; and monitors the performance of the internal audit function at the Company. A copy of the Audit Committee’s charter is available at the Company’s website www.extraspace.com under Company Info—Investor Relations—Corporate Governance. In accordance with the rules of the NYSE, the board of directors has determined that each of the current members of the Audit Committee is independent as defined by the Audit Committee’s charter and Section 303A of the NYSE Listing Standards.
As set forth in the Audit Committee’s charter, management of the Company is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing the principles, policies, internal controls and procedures surrounding the financial statements as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and annually auditing the effectiveness of our internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
Each of Ms. Olmstead and Messrs. Letham, Crittenden and Porter has been designated as an “audit committee financial expert” as defined in the SEC’s Regulation S-K, Item 407(d)(5).
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, as well as the Company’s compliance with corporate policies and legal and regulatory requirements, including the Sarbanes-Oxley Act of 2002. During fiscal year 2019, the Audit Committee met 12 times, and discussed with the CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer, internal auditors and independent registered public accounting firm (external auditors), the SEC filings that contained financial information, prior to their public release. The Audit Committee’s meetings include executive sessions with the Company’s external and internal auditors, in each case without the presence of the Company’s management.

In discharging its oversight responsibility, the Audit Committee received from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, internal auditors and external auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization and responsibilities. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks. After careful consideration of the best interests of our stockholders, the Audit Committee has chosen Ernst & Young LLP as our independent public accountants for fiscal year 2020.

In carrying out its responsibilities, the Audit Committee, among other things:
• monitors preparation of quarterly and annual financial reports by the Company’s management;
• supervises the relationship between the Company and its external auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the external auditors;
• oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and
• reviews, approves and/or ratifies related-party transactions for which such approval is required under applicable law, including SEC and NYSE rules.

16	Extra Space Storage

LEADERSHIP STRUCTURE, MEETINGS AND COMMITTEES OF THE BOARD

During fiscal year 2019, management advised the Audit Committee that each set of financial statements reviewed and discussed by management with the committee had been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the external auditors of matters required to be discussed pursuant to AS 1301(Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Rule 3526 of the PCAOB (Communication with Audit Committees Concerning Independence).
In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and external disclosure control structure. As part of this process, the Audit Committee met privately with the Company’s Director of Internal Audit and continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee conducted a performance self-evaluation for review with the board of directors that included a comparison of the performance of the Audit Committee with the requirements of its charter.
Taking all of these reviews and discussions into account, the Audit Committee members listed below recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
Submitted by the Audit Committee,

Dennis J. Letham, Chairman
Gary L. Crittenden
Ashley Dreier
Diane Olmstead
Roger B. Porter
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE
The CNG Committee operates under a written charter adopted by the board of directors, a copy of which is posted on the Company’s website at www.extraspace.com under Company Info—Investor Relations—Corporate Governance. The CNG Committee assesses the adequacy of its charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the CNG Committee’s primary duties and responsibilities as follows:
• set corporate governance principles;
• maintain a code of ethics;
• monitor the Company’s compliance with corporate governance requirements of federal and state law and the rules and regulations of the NYSE;
• review and determine the desirable balance and diversity of experience, qualifications and expertise among members of the board of directors;
• review possible candidates for membership on the board of directors (including recommendations proposed by stockholders) and recommend a slate of nominees for election as directors at the Company’s annual meeting of stockholders;
• review the function and composition of the committees of the board of directors and recommend membership on such committees; and
• oversee the board of directors’ evaluation of itself and its committees.

2020 Proxy Statement	17

LEADERSHIP STRUCTURE, MEETINGS AND COMMITTEES OF THE BOARD
The CNG Committee’s primary responsibilities with respect to compensation are to:
• examine periodically the philosophy and structure of the Company’s compensation programs;
• oversee and act on behalf of the board of directors with respect to the benefit and compensation plans of the Company;
• establish the Company’s total compensation philosophy, and ensure that the compensation programs of the Company reflect that philosophy;
• evaluate the CEO's performance in light of clearly established goals and objectives and establish the compensation of the CEO;
• review and approve the CEO’s compensation recommendations with respect to other executives;
• monitor awards under the Company’s equity compensation plans; and
• report to the board of directors in its meetings and executive sessions.
The CNG Committee regularly reviews communications from stockholders and responds directly or through the Chief Legal Officer. In performing its duties, the CNG Committee has the authority to take such action as it deems appropriate to implement the purposes of the CNG Committee. The CNG Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company’s management and employees and its compensation consultant.
The CNG Committee has retained Mercer as its independent compensation consultant to advise the CNG Committee in connection with matters pertaining to director and executive compensation, including advising as to market levels and practices, plan design and implementation, comparable company data, consulting best practices and governance principles. Mercer also provides other services to the Company. Fees paid to Mercer during 2019 for director and executive compensation consulting services totaled $72,309. Fees paid to Mercer for healthcare administration services in 2019 totaled $64,000. The CNG Committee has determined, and Mercer has affirmed, that Mercer’s work does not present any conflicts of interest and that Mercer is independent. In reaching these conclusions, the CNG Committee considered the factors set forth in Exchange Act Rule 10C-1 and NYSE listing standards. During 2019, the CNG Committee held five meetings.
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
All members of the CNG Committee are independent under NYSE listing standards. During 2019, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the board of directors of the Company or on the CNG Committee of the board of directors. No member of the CNG Committee has ever been an officer or employee of the Company or any of its subsidiaries.
POLICY REGARDING BOARD ATTENDANCE AT STOCKHOLDERS MEETINGS
We encourage attendance at stockholders meetings by members of the board of directors and senior executives so that stockholders will have the opportunity to meet our directors and senior executives. All of our then-current board members attended the 2019 Annual Meeting of Stockholders.

18	Extra Space Storage

DIRECTOR COMPENSATION
All non-employee directors, other than the Chairman, receive an annual board retainer fee of $65,000 to be paid in cash. In addition, all non-employee directors receive an award on the date of each annual meeting of shares of common stock equivalent in value to $120,000 (to the nearest share), with the number of shares determined by the closing price of our common stock on the date of the annual meeting. The chairman of the board receives an annual retainer of $300,000. The lead independent director receives an annual retainer fee of $10,000. Directors who serve as the chair of the Audit Committee and CNG Committee receive an annual committee retainer fee of $20,000. Directors who serve on the Audit Committee and CNG Committee receive an annual committee retainer fee of $7,500. We do not pay any meeting fees to our directors. The following table presents the compensation paid to our non-employee directors in 2019:

Name(1)	Fees earned or paid in cash	Stock awards(2)	Other	Total
Joseph J. Bonner	$44,217	$120,000	$—	$164,217
Ashley Dreier	72,500	120,000	—	192,500
Spencer F. Kirk	65,000	120,000	—	185,000
Dennis J. Letham	92,500	120,000	—	212,500
Diane Olmstead	80,000	120,000	—	200,000
Roger B. Porter	102,500	120,000	—	222,500
Kenneth M. Woolley	300,000	120,000	—	420,000
Total	$756,717	$840,000	$—	$1,596,717

(1) Mr. Bonner joined the board of directors on May 22, 2019. The cash fees paid are a pro-rated amount for his service starting May 22, 2019 through the end of the year. Mr. Crittenden joined the board of directors February 12, 2020 and therefore, no fees were earned or paid in 2019.
(2) Each non-employee director received 1,130 shares of vested common stock on May 22, 2019. Dollar amounts represent grant date fair value of such grants as determined in accordance with Accounting Standards Codification 718, "Stock Compensation" ("ASC 718") using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 25, 2020. None of our non-employee directors held any unvested stock awards as of December 31, 2019.

During 2019, Mr. Margolis served as a director and was also our CEO. As an employee, he did not receive any additional compensation for his services as a director. In accordance with SEC rules, we have not included Mr. Margolis in the table above.
Stock Ownership Guidelines for Directors
We have stock ownership guidelines that require each of our non-employee directors, within five years after appointment to the board, to hold shares of our common stock, restricted stock or stock options (whether or not vested) with a value equal to the sum of five times the annual cash portion of the board retainer. These stock ownership guidelines align our directors’ interests with those of our stockholders by ensuring non-employee directors hold equity in the Company. Each non-employee director has met these guidelines as of December 31, 2019 or has additional time within which to come into compliance in accordance with the guidelines.

2020 Proxy Statement	19

EXECUTIVE OFFICERS
Information for Joseph D. Margolis is contained previously under the heading “Information about the Board of Directors and its Committees—Nominees for Directors.” Information with regard to our other executive officers is presented below. All of our executive officers are elected as officers at the annual organizational meeting of the board of directors held following each annual meeting of stockholders.

SCOTT STUBBS AGE: 52 TITLE: Executive Vice President and Chief Financial Officer
Scott Stubbs has served as our Chief Financial Officer since December, 2011. He served as the Company’s Senior Vice President Finance and Accounting since our inception, and the Corporate Controller of our predecessor beginning in December 2000. Prior to joining our predecessor, Mr. Stubbs served as Chief Financial Officer of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. Controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Ellgren, Durkin & Co. as a consultant. Mr. Stubbs is a licensed CPA and holds a B.S. and a Masters in Accountancy from Brigham Young University. Mr. Stubbs currently serves as a member of the board of directors and audit committee chairman of ZAGG Inc.

GWYN G. MCNEAL AGE: 51 TITLE: Executive Vice President and Chief Legal Officer
Gwyn G. McNeal has served as Chief Legal Officer since July 2013. Ms. McNeal has been with the Company since 2005. Prior to her current role she was the Vice President and Associate General Counsel of the Company, providing legal support to the Company’s operations team along with overseeing litigation, employment law matters and intellectual property. Ms. McNeal began her career practicing law with Latham & Watkins LLP, San Diego from 1992 to 2000. She then served as General Counsel for 3form, Inc. from 2000 to 2003. Prior to joining the Company, Ms. McNeal represented the Company as external counsel with Nelson Christensen & Helsten. Ms. McNeal holds a B.A. from Brigham Young University and a J.D. from the University of Southern California.

JAMES L. OVERTURF AGE: 53 TITLE: Executive Vice President and Chief Marketing Officer
James L. Overturf has served as Chief Marketing Officer since May 2014. Previously, he held senior leadership positions with the Company in marketing and investor relations from August 2004 to May 2014 under various titles including Senior Vice President of Marketing and Senior Vice President of Investor Relations. Mr. Overturf also served as Vice President of Marketing for our predecessor from February 1999 to August 2004. Prior to joining our predecessor, he was Director of Marketing at 3Com Megahertz Corporation from November 1997 to February 1999. From May 1994 to August 1997, he served as Marketing Manager at Fidelity Trust Company, a subsidiary of Fidelity Investments. Mr. Overturf holds a B.S. in marketing from Montana State University.

SAMRAT SONDHI AGE: 45 TITLE: Executive Vice President and Chief Operations Officer
Samrat Sondhi has served as Chief Operations Officer since January 2014 and a member of the Company’s senior management team since 2008 and has been with the Company since 2003. He has served in various roles including Divisional Vice President, covering core markets across the United States, and Senior Vice President Revenue Management, playing a key role in the evolution of pricing strategy and execution for the self-storage industry. Prior to joining the Company, Mr. Sondhi served as the Vice President Revenue Management for Storage USA for two years. Prior to joining Storage USA, Mr. Sondhi worked as a consultant with Deloitte Consulting from 2001 to 2002. Mr. Sondhi holds an M.B.A. degree from Carnegie Mellon University and a B.S. in electronics from Pune University, India.

20	Extra Space Storage

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
GENERAL PHILOSOPHY
The CNG Committee is made up of four independent directors, who determine our executive compensation policies in order to align management’s incentives with the long-term interests of stockholders and to be competitive with comparable employers. Accordingly, we have structured the executive compensation program around the following guiding principles and objectives:
•Pay for performance;
•A market-based approach for evaluating and reviewing executive pay;
•Caps on annual and long-term incentives;
•No employment agreements for executive officers;
•Claw-back policy on compensation;
•Stock ownership requirements for executives; and
•67% of long-term incentive awards include performance-based stock units subject to three-year performance periods to assess long-term performance.
SETTING EXECUTIVE COMPENSATION
Based on our philosophy underlying executive compensation policies, we place significant emphasis on annual and long-term performance-based incentive compensation. In addition to base salaries for our executives, annual cash incentives and long-term equity based incentive awards are designed to reward our executives based on the achievement of predetermined company and individual goals. We also consider historical compensation levels as well as other industry conditions and the overall effectiveness of our compensation program.
In order to ensure the fulfillment of our compensation philosophy and to assist in establishing the Company’s aggregate level of compensation, the CNG Committee engages a nationally recognized compensation consulting firm, Mercer, which reports directly to the CNG Committee.
Working with Mercer for the purpose of evaluating and setting 2019 compensation for our NEOs, the CNG Committee developed a list of 16 comparable REITs that are similar to the Company in total enterprise value, relative size, number of employees and inclusion of all direct competitors. The CNG Committee also took into consideration such elements as joint venture properties and unconsolidated revenues. The companies used in the comparator group are:

• Apartment Investment and Management Company • AvalonBay Communities, Inc. • Boston Properties, Inc. • CubeSmart • Digital Realty Trust	• Equity Lifestyle Properties, Inc. • Equity Residential • Essex Property Trust, Inc. • Life Storage, Inc. • National Storage Affiliates Trust • Mid America Apartment Communities Inc.	• Public Storage • Regency Centers Corporation • Realty Income Corporation • UDR, Inc. • Vornado Realty Trust

The group includes our four direct competitors: Public Storage, Life Storage, Inc., CubeSmart and National Storage Affiliates Trust. The remaining companies represent publicly traded REITs with total enterprise values comparable to the Company and that generally recruit individuals to fill senior management positions who are similar in skills and background of those recruited by us.
Although we maintain the peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data. In light of this, for purposes of determining 2019 compensation, Mercer provided the CNG Committee with general real estate industry data from the 2018 Mercer US Executive Remuneration Suite, the 2018 CEL National Real Estate Survey, the 2018 National Association of Real Estate Investment Trusts Compensation Survey and the 2018 Willis Towers Watson Data Services: General Industry Top Management Compensation Survey, which included compensation data for both public and private companies primarily within the real estate industries throughout the country for companies with a revenue range from $600 million to $2.4 billion or for companies with a market cap in excess of $10 billion. With respect to the survey data presented to the CNG Committee, the identities of the individual companies included in the surveys were not provided to the CNG Committee, and the CNG Committee did not refer to individual compensation information for such companies.

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The CNG Committee uses the median (50th percentile) of our comparator group as the beginning reference point and as an indicator of competitive market trends. In addition, the CNG Committee considers analysis prepared by Mercer that includes general real estate and industry data. The CNG Committee does not rely on a strict formulaic framework, but instead believes in combining a quantitative and a qualitative assessment against pre-established goals in order to allow the committee the ability to strike the appropriate balance between short-term objectives and long term strategies while properly emphasizing objective results when assessing management's performance.
The CNG Committee does not have a pre-established policy for the allocation of compensation between cash, non-cash compensation and long-term incentive compensation. None of the executive officers are present during CNG Committee deliberations or decisions regarding such executive’s compensation.
The following describes each element of our executive compensation program, along with a discussion of the decisions made by the CNG Committee with respect to that aspect of compensation for 2019.
ELEMENTS OF EXECUTIVE OFFICER COMPENSATION AND BENEFITS FOR 2019
In 2019, named executive officers’ total compensation was comprised of the following elements designed to complement each other:
•base salary;
•annual incentive bonus;
•long-term incentives through restricted stock and performance-based stock unit awards; and
•other benefits.
BASE SALARY
Base salary is a critical element of executive compensation as it provides executives with assured monthly cash compensation. In determining base salaries, the CNG Committee based its evaluation on a variety of factors, including:
•the executive’s qualifications, experience and past performance;
•the nature and responsibility of the position; and
•the salaries paid to the position within the comparator peer group and other information about similarly-situated executives in the comparable company data.
Effective January 1, 2019, the CNG Committee took the following actions with respect to the base salaries for the NEOs:
•Mr. Margolis received a salary increase from $750,000 to $850,000;
•Ms. McNeal received a salary increase from $375,000 to $400,000;
•Mr. Overturf received a salary increase from $400,000 to $410,000(1); and
•Mr. Sondhi received a salary increase from $400,000 to $410,000(1).
Mr. Stubbs did not receive a salary increase for 2019. In making each of the salary decisions described above, the CNG Committee reviewed changes in job responsibility and title, historical salary levels, performance and contributions made to the Company, the impact on total compensation, competitive conditions and the relationship of compensation to that of other of the Company’s officers and determined the compensation awarded was appropriate to reward performance, ensure retention and maintain appropriate compensation differentials among the Company’s officers.
(1) On March 13, 2020, the Company announced the retirement of Mr. Overturf effective June 30, 2020. The Company also announced that Mr. Sondhi will be promoted to Chief Marketing Officer, effective June 1, 2020, with no salary change. Mr. Matthew Herrington, current Senior Vice President Operations will be promoted to Chief Operations Officer effective June 1, 2020.
ANNUAL INCENTIVE BONUS
We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The CNG Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals with 50% of these performance-based goals are tied to the financial operating performance of the Company and 50% are tied to the senior executive’s achievement of specific management goals, outlined below.
The financial performance goals set for 2019 were based on the Company’s achievement of a specific target (the “FFO Target”) related to the Company’s Core funds from operations ("FFO"). The FFO Target is defined and approved annually by the board of directors. The portion of bonus based on the FFO Target could incrementally increase or decrease based on meeting, exceeding, or failing to meet the FFO Target. The FFO Target is based on the Company’s Core FFO, with additional adjustments agreed to by the board of directors in order to consistently review the performance of management as it relates to Core FFO. Core FFO provides relevant and meaningful information about our performance and is the primary measure that we use to assess our operating performance. For 2019, Core FFO

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was defined as FFO excluding revenues and expenses not core to our operations and non-cash interest. For annual bonus determination purposes for 2019, Core FFO was also adjusted to remove the impact of depreciation above or below a budgeted amount based on the Company’s projections. FFO and Core FFO are non-GAAP measures and a reconciliation of those measures to GAAP net income attributable to common stockholders is attached to this proxy statement as Appendix A.
The FFO Target established for 2019 was $4.83 of Core FFO per share. For annual bonus determination purposes for 2019, Core FFO was $4.88 per share, resulting in the payment of 105% of the portion of the bonus related to the achievement of the FFO Target pursuant to the annual incentive plan. The annual incentive plan provides that the financial performance portion of executive officers’ bonuses may be reduced or increased based upon the percent of FFO Target earned, with a maximum bonus payout of 150% in the event that the FFO Target is greater than 105% and a minimum payout of 0% in the event that the FFO Target is less than 95% of the FFO Target. Notwithstanding the foregoing, the CNG Committee may, in its sole discretion, exclude or adjust significant non-budgeted or non-controllable amounts, gains, or losses from actual financial results in order to properly measure the Company’s performance. In addition, the CNG Committee may adjust the Company’s overall FFO targets and gradations used to determine percentage of FFO target to appropriately implement the intent of the annual incentive plan. The CNG Committee did not make any such additional exclusions or adjustments for 2019 bonus determination purposes.
The senior executives corporate goals for 2019 included the following corporate goals along with each officer's individual goals. The corporate goals established for 2019 for our named executive officers are summarized as follows:

2019 Goals	2019 Achieved
•Core FFO of $4.83 or higher	•Core FFO of $4.88
•Same Store NOI growth of 2.7% or higher	•Same Store NOI growth of 2.9%
•Same store expense growth of 4.1% of less	•Same Store expense growth of 4.9%
•Complete acquisitions of $1.0 billion (gross)	•Acquired $926 million (gross) and purchased $150 million of preferred equity. Additionally, originated $104 million (gross) of self-storage bridge loans
•Expand third party management platform to 625 stores	•Expanded third party management platform to 646 stores

In addition to the corporate goals listed above, the executive officers each have additional qualitative goals relating to operational efficiencies, technology, growth and other company improvements. Mr. Margolis presented to the CNG Committee his assessment of the achievement of such goals by each of our executive officers. Upon discussion and review, the CNG Committee approved an achievement level in the range of 90-98% of that portion of the bonus related to the corporate goals outlined above and the individual qualitative goals for each of the Chief Financial Officer, Chief Marketing Officer, Chief Operations Officer and Chief Legal Officer. In addition, the CNG Committee conducted its own evaluation of Mr. Margolis’s performance relative to the above corporate goals and his individual qualitative goals and the CNG Committee determined to approve an achievement level of 94% for Mr. Margolis for the portion of the bonus related to such goals.

The annual bonuses paid to the named executive officers for 2019 are reflected in the “Summary Executive Compensation Table” below.

LONG-TERM INCENTIVES FOR 2019
The Long-Term Incentive Program allows for grants of restricted stock and performance-based stock units ("PSU(s)"). The goals of the Company’s equity awards are to: (1) align the interests of each executive officer with those of our stockholders by providing each individual with a significant incentive to manage the Company from the perspective of a stockholder with an equity stake in the business, and (2) encourage long-term retention of key employees by virtue of vesting conditions imposed on typical equity awards. Employees must remain employed by the Company for a fixed period of time in order for the equity awards to vest fully. Vesting ceases upon termination of employment and unvested grants of restricted stock and PSUs are canceled upon termination of employment. During the vesting period, restricted stock awards and PSUs may not be sold, transferred or pledged.
LONG-TERM INCENTIVES GRANTED IN 2019
For 2019, the NEOs of the Company received 33% of their long-term incentive awards in the form of restricted stock grants. Grants of restricted stock vest over a four-year period at the rate of 25% per year. The restricted stock grants may be voted and receive the payment of non-forfeitable dividends.
The remaining 67% of the long-term incentive awards to the NEOs come in the form of PSUs that vest after a three-year performance period. For the awards granted in 2019, the three-year performance period will end on December 31, 2021. These awards have two performance components, each weighted 50%, that are measured at the end of a three-year performance period. At the end of the performance period and to the extent performance goals are achieved, the PSUs will then be converted into common shares and paid

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out after the end of the performance period. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date.
The first performance component of the PSUs measures our total stockholder return (measured by reference to the change in our share price plus dividends) as compared to the total stockholder return of a peer group consisting of all REITs tracked within the MSCI US REIT Index. If the Company achieves a total stockholder return at the 50th percentile of its peer group, then the PSUs will be paid out at 100% of the target units related to the total stockholder return metric. The second performance component of the PSUs measures the Company’s annual growth in Core FFO, per share. The CNG Committee has set a three-year Core FFO target which, if achieved, will result in a payout of 100% of the target units related to the FFO metric. With respect to both measurements, the NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to both metrics. Performance above and below targeted levels will be determined by linear interpolation. Subject to the accelerated vesting described below, the NEOs must generally remain employed through the last day of the performance period in order to be eligible to vest in the performance-based stock units.
Grants of restricted shares and PSUs are discussed and reviewed at regularly scheduled meetings of the CNG Committee. By taking such actions at regularly scheduled meetings, the CNG Committee seeks to avoid any possible appearance that the grant timing was manipulated to affect the value of the awards. We do not have any program, plan or practice to coordinate any equity awards with the release by us of material non-public information or any other investor relations activities.
The CNG Committee awarded both restricted stock grants and PSUs to all of the named executive officers in 2019, which awards are shown in the “Grants of Plan-Based Awards” table below. The values of the restricted stock grants and performance-based units were determined by the CNG Committee based on the recommendation of the CEO taking into consideration the total executive compensation at the comparator group of companies.
The equity awards granted to the named executive officers are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables—Severance and Change in Control Arrangements with Named Executive Officers.”
FINAL RESULTS OF THE 2017-2019 PERFORMANCE BASED UNITS
In March 2017, the Company issued PSUs to our NEOs, which allowed each NEO to earn from 0% to 200% of the target number of awards based on two performance components, each weighted at 50%, measured at the end of the three-year performance period that ended December 31, 2019. The first performance component of the 2017-2019 PSUs was our total stockholder return (measured by reference to the change in our share price plus dividends) as compared to the total stockholder return of a peer group consisting of all REITs tracked within the MSCI US REIT Index. If we achieved a total stockholder return at the 50th percentile of our peer group, then the PSUs would pay out at 100% of the target units related to the total stockholder return metric. The second performance component of the 2017-2019 performance based units measured the Company’s Core FFO per share. The CNG Committee set a Core FFO target of $4.80 per share, which, if achieved for the year ended December 31, 2019, would have resulted in a payout of 100% of the target units related to the Core FFO metric.
In February 2020, the CNG Committee determined our performance relative to the performance metrics for the 2017-2019 PSUs and approved the vesting of such awards at 158% of target. The following tables show the performance metrics and ultimate 158% achievement for the 2017-2019 PSUs at the completion of the three-year performance period from January 1, 2017 through December 31, 2019 and the resulting stock awards.

	2017-2019 Performance Level
Performance Metric (1)	Weighting	Threshold (0%)	Target (100%)	Maximum (200%)	Performance Result	% of Achievement	Weighted % of Achievement
TSR Ranking Relative to MSCI US REIT Index for Performance Period	50%	Below 25th percentile	50th Percentile	At or above 75th percentile	78th percentile	200%	100%
Core FFO for 2019	50%	At or below $4.32	$4.80	At or above $5.28	$4.88	116%	58%
TOTAL % of TARGET ACHIEVED:							158%
(1) Achievement between levels is determined by linear interpolation.

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The following table sets forth the number of 2017-2019 PSUs that vested for each NEO resulting from the 158% achievement level as shown above.

	Target Number of Performance Based Stock Units	Resulting Number of Performance Based Stock Units (1)
Joseph D. Margolis	15,298	24,171
Scott Stubbs	4,845	7,657
Gwyn G. McNeal	2,380	3,761
James L. Overturf	2,618	4,137
Samrat Sondhi	2,380	3,761

(1) In addition, each NEO received a cash payment equivalent to the dividends that would have been paid on such resulting number of 2017-2019 performance-based units during the performance period on the settlement date of such awards in February 2020 as follows: Mr. Margolis, $242,677; Mr. Stubbs, $76,876; Ms. McNeal, $37,761; Mr. Overturf, $41,536; and Mr. Sondhi, $37,761.

OTHER COMPENSATION ELEMENTS
We provide benefits and perquisites to our named executive officers and other employees, such as medical and life insurance, 401(k) plan, and severance pursuant to the terms of the Company’s change in control plan.
•Medical Insurance. The Company makes available to each NEO and their spouses and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other corporate employees. A portion of the insurance coverage is paid by the Company.
•Life Insurance. The Company provides each named executive officer such life insurance as the Company may from time to time make available to its other corporate employees.
•Retirement Benefits. Our executive officers are eligible to participate in our 401(k) defined contribution plan on the same basis as other eligible employees. The Company currently matches 100% of the first three percent of an employee’s cash compensation contributed by each employee, and 50% of the next two percent of an employee’s cash compensation contributed.
A description of the severance arrangements we maintain with our named executive officers can be found under “Severance and Change in Control Arrangements with Named Executive Officers.” below. We also limit the perquisites that we make available to our executive officers, particularly in light of the potential for abuse associated with such perquisites. Accordingly, our executives are entitled to few benefits that are not otherwise available to all of our employees.
POLICY REGARDING TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s named executive officers. The CNG Committee’s general policy is to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals. In addition, we believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result, we do not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to us. Accordingly, the CNG Committee has not adopted a policy that all compensation must be deductible.
STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE AND SENIOR OFFICERS
We have stock ownership guidelines which require each of our executive and senior officers, within five years after appointment as an officer, to hold shares of our common stock, restricted stock or stock options (whether or not vested). These stock ownership guidelines align our officers’ interests with those of our stockholders, ensuring executive and senior officers hold a significant amount of equity in

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the Company. Each executive and senior officer has met the following guidelines as of December 31, 2019, or has additional time within which to come into compliance in accordance with the guidelines.

Position	Base Salary Multiple	Time to Attain
CEO	5x	5 years
Executive Vice President	3x	5 years
Senior Vice President	1x	5 years

 IMPACT OF ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION
At the Company’s 2019 Annual Meeting of Stockholders, an advisory vote was held to approve executive compensation, thereby affording stockholders the opportunity to cast a vote on the compensation programs for our named executive officers. Of the 127,352,408 total shares outstanding, 85% voted on this matter, excluding abstentions and broker non-votes. The result of these votes indicated 96% approval of the compensation paid to our named executive officers. The CNG Committee believes that the results of this vote affirm stockholder support of the Company’s approach to executive compensation, and the CNG Committee did not change its general approach to executive compensation after receiving these voting results. The CNG Committee will continue to consider the outcome of advisory stockholder votes regarding executive compensation when making future compensation decisions for our named executive officers.
Compensation, Nominating and Governance Committee Report
The CNG Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on our review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Submitted by the CNG Committee

Roger B. Porter, Chairman
Joseph J. Bonner
Dennis J. Letham
Diane Olmstead

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Executive Compensation Tables
SUMMARY EXECUTIVE COMPENSATION TABLE

Name and principal position	Year	Salary	Non-equity incentive plan compensation (1)	Stock awards (2)	Option awards	All other compensation (4)	Total
Joseph D. Margolis	2019	$850,000	$1,057,188	$3,965,507	$—	$412,280	$6,284,975
Chief Executive Officer	2018	750,000	895,313	2,581,747	—	203,266	4,430,326
	2017	750,000	1,050,000	2,407,523	—	213,373	4,420,896

Scott Stubbs	2019	$475,000	$482,125	$1,108,076	$—	$142,997	$2,208,198
Chief Financial Officer	2018	475,000	453,625	908,461	—	72,390	1,909,476
	2017	475,000	478,800	762,482	—	75,154	1,791,436

Gwyn G. McNeal	2019	$400,000	$360,000	$725,638	$—	$83,366	$1,569,004
Chief Legal Officer	2018	375,000	330,750	512,306	—	48,311	1,266,367
	2017	350,000	292,688	374,552	—	46,328	1,063,568

James L. Overturf (3)	2019	$410,000	$367,155	$850,041	$—	$73,085	$1,700,281
Chief Marketing Officer	2018	400,000	352,800	546,531	—	32,402	1,331,733
	2017	385,000	321,956	412,008	—	33,021	1,151,985

Samrat Sondhi (3)	2019	$410,000	$359,775	$850,041	$—	$86,483	$1,706,299
Chief Operations Officer	2018	400,000	352,800	546,531	—	48,187	1,347,518
	2017	350,000	291,375	374,552	—	46,676	1,062,603

(1) Represents amounts earned related to the Company’s annual incentive bonus program.
(2) Dollar amounts represent the grant date fair value of the stock and performance-based stock units ("PSU(s)") granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.
The grant date fair value of the restricted stock awards granted in 2019 to the named executive officers was as follows: Mr. Margolis, $1,273,747; Mr. Stubbs, $355,894; Ms. McNeal, $233,057; Mr. Overturf, $273,058; and Mr. Sondhi, $273,058.
With respect to the PSUs granted during 2019, the performance objectives applicable to those awards relate to two performance components, each weighted 50%, that are measured at the end of a three-year performance period ending December 31, 2021. With respect to both measurements, the NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to both metrics. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date of the PSUs.
The grant date fair value of the portion of these performance-based units that are tied to our total stockholder return (which is a market-based condition) was calculated, in accordance with ASC 718, using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. Our model estimates the fair value of the awards based on our data and that of the MSCI US REIT Index. Based on the performance objectives and these capital markets assumptions, these PSUs were valued at $108.56 per share, which value was applied to the target units eligible to be earned with respect to this objective for the 2019 grants. The grant date fair value under ASC 718 of the portion of these PSUs granted as reflected in this column, was as follows: Mr. Margolis, $1,416,057; Mr. Stubbs, $395,701; Ms. McNeal, $259,133; Mr. Overturf, $303,534; and Mr. Sondhi, $303,534.
The grant date fair value of the portion of these performance-based stock units that are tied to Core FFO objectives was calculated, in accordance with ASC 718, based on the closing stock price on the grant date and the probable outcome of the Core FFO performance objectives as of the grant date (which was determined to be at “target” levels). As a result, the grant date fair value of these performance-based units was $97.80 per share, which value was applied to the “target” number of units eligible to be earned with respect to this objective for the 2019 grants. The grant date fair value under ASC 718 of the portion of the PSUs granted in 2019 that are tied to Core FFO performance, as reflected in this column, was as follows: Mr. Margolis, $1,275,703; Mr. Stubbs, $356,481; Ms. McNeal, $233,449; Mr. Overturf, $273,449; and Mr. Sondhi, $273,449. The grant date fair value under ASC 718 of these PSUs assuming the highest level of performance achievement, is as follows: Mr. Margolis, $2,551,308; Mr. Stubbs, $712,864; Ms. McNeal, $466,898; Mr. Overturf, $546,898; and Mr. Sondhi, $546,898.
(3) On March 13, 2020, the Company announced the retirement of Mr. Overturf effective June 30, 2020. The Company also announced that Mr. Sondhi will be promoted to Chief Marketing Officer, effective June 1, 2020, with no salary change. Mr. Matthew Herrington, current Senior Vice President Operations will be promoted to Chief Operations Officer effective June 1, 2020.

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(4) All other compensation includes:

Name	Year	Defined contribution plans	Group term life insurance premiums	Other medical insurance	Dividends on restricted stock and dividend equivalent payouts on vested PSUs (a)	Total other compensation
Joseph D. Margolis	2019	$7,600	$270	$13,437	$390,973	$412,280
Scott Stubbs	2019	10,857	270	13,470	118,400	142,997
Gwyn G. McNeal	2019	8,444	270	13,381	61,271	83,366
James L. Overturf	2019	5,067	270	—	67,748	73,085
Samrat Sondhi	2019	9,500	270	13,470	63,243	86,483

a) Includes dividends on restricted stock paid in 2019 and dividend equivalent payouts paid in cash on 2017-2019 PSUs that vested based on performance for the performance period ended December 31, 2019, which cash dividend equivalent payouts occurred in February 2020, as follows : Mr. Margolis, $148,296 and $242,677, respectively; Mr. Stubbs, $41,524 and $76,876, respectively; Ms. McNeal, $23,510 and $37,761, respectively; Mr. Overturf, $26,212 and $41,536, respectively; and Mr. Sondhi, $25,482 and $37,761, respectively.

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GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (3)	Grant date fair value of stock awards (4)
Name	Grant date	Threshold	Target (1)	Maximum (1)	Threshold	Target (2)	Maximum (2)
Joseph D. Margolis
Annual Incentive		$—	$1,062,500	$1,328,125				—	—
Stock awards	3/5/2019							13,024	$1,273,747
PSU awards	3/5/2019				—	26,088	52,176	—	2,691,760
Scott Stubbs
Annual Incentive		$—	$475,000	$593,750				—	—
Stock awards	3/5/2019							3,639	$355,894
PSU awards	3/5/2019				—	7,290	14,580	—	752,182
Gwyn G. McNeal
Annual Incentive		$—	$360,000	$450,000				—	—
Stock awards	3/5/2019							2,383	$233,057
PSU awards	3/5/2019				—	4,774	9,548	—	492,581
James L. Overturf
Annual Incentive		$—	$369,000	$461,250				—	—
Stock awards	3/5/2019							2,792	$273,058
PSU awards	3/5/2019				—	5,592	11,184	—	576,983
Samrat Sondhi
Annual Incentive		$—	$369,000	$461,250				—	—
Stock awards	3/5/2019							2,792	$273,058
PSU awards	3/5/2019				—	5,592	11,184	—	576,983
(1) Amounts relate to the annual incentive bonus as described in the “Annual Incentive Bonus” section above.
(2) Represents PSUs granted during 2019 related to the 2019 total compensation package for the named executive officers. The performance objectives applicable to these awards relate to two performance components, each weighted 50%, that are measured at the end of a three-year performance period ending December 31, 2021. At the end of the performance period and to the extent performance goals are achieved, the PSU awards will then be converted into common shares and paid out after the end of the performance period. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date. The first performance component of the PSU measures our total stockholder return (measured by reference to the change in our share price plus dividends) as compared to the total stockholder return of a peer group consisting of all REITs tracked within the MSCI US REIT Index. If the Company achieves a total stockholder return at the 50th percentile of its peer group, then the PSUs will be paid out at 100% of the target units related to the total stockholder return metric. The second performance component of the PSU measures the Company’s average annual growth in Core FFO, per share. The CNG Committee has set a three-year Core FFO target which, if achieved, will result in a payout of 100% of the target units related to the FFO metric. With respect to both measurements, the NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to both metrics. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on suck stock during the performance period on the vesting date of the PSUs. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
(3) Grants of restricted stock awards under the 2015 Incentive Award Plan related to the 2019 total compensation package for the named executive officers. The shares have dividend and voting rights and vest ratably over four years following the grant date. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
(4) Dollar amounts represent the grant date fair value of the stock awards granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.
The grant date fair value of the portion of these PSUs that are tied to our total stockholder return (which is a market-based condition) was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. Our model estimates the fair value of the awards based on our data and that of the MSCI US REIT Index. Based on the performance objectives and these capital markets assumptions, these PSUs were valued at $108.56 per share, which value was applied to the target units eligible to be earned with respect to this objective for the 2019 grants. The grant date fair value under ASC 718 of the portion of the PSUs granted in 2019 that are tied to our total stockholder return (representing 50% of the total number of PSUs granted in 2019) was as follows: Mr. Margolis, $1,416,057; Mr. Stubbs, $395,701; Ms. McNeal, $259,133; Mr. Overturf, $303,534; and Mr. Sondhi, $303,534.
The grant date fair value of the portion of these PSUs that are tied to Core FFO objectives was calculated, in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date and the probable outcome of the Core FFO performance objectives as of the grant date (which was determined to be at target levels). As a result, the grant date fair value under ASC 718 of these PSUs was $97.80 per share, which value was applied to the target number of units eligible to be earned with respect to this objective for the 2019 grants and is disclosed in the table above. The grant date fair value under ASC 718 of the portion of the PSUs granted in 2019 that are tied to Core FFO performance (representing 50% of the total number of PSUs granted in 2019) as reflected in this column, was as follows: Mr. Margolis, $1,275,703; Mr. Stubbs, $356,481; Ms. McNeal, $233,449; Mr. Overturf, $273,449; and Mr. Sondhi, $273,449. The grant date fair value of the PSUs under ASC 718 granted in 2019 that are tied to Core FFO performance, assuming the highest level of performance achievement, is as follows: Mr. Margolis, $2,551,308; Mr. Stubbs, $712,864; Ms. McNeal, $466,898; Mr. Overturf, $546,898; and Mr. Sondhi, $546,898.

See footnote (2) to the “Summary Executive Compensation Table” above for more details regarding the grant date fair values of the 2019 equity awards.

2020 Proxy Statement	29

EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards				Stock awards
Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable (1)	Option exercise price	Option expiration date	Number of unearned shares, units or other rights that have not vested (2)	Market value of unearned shares, units or other rights that have not vested (3)	Equity incentive plan awards; Number of unearned shares, units or other rights that have not vested (4)	Equity incentive plan awards; Market or payout value of unearned shares, units or other rights that have not vested (3)
Joseph D. Margolis	50,000	—	$73.52	8/1/2025	33,568	$3,545,452	40,648	$4,293,242
	4,500	1,500	85.99	2/22/2026

Scott Stubbs	8,085	—	$38.40	2/21/2023	11,664	$1,231,952	12,414	$1,311,167
	7,100	—	47.50	2/19/2024
	6,160	—	65.45	2/18/2025
	4,009	1,336	85.99	2/22/2026

Gwyn G. McNeal	2,900	—	$65.45	2/18/2025	6,604	$697,514	7,664	$809,472
	1,969	656	85.99	2/22/2026

James L. Overturf	—	722	$85.99	2/22/2026	7,363	$777,680	8,674	$916,148

Samrat Sondhi	2,700	—	$47.50	2/19/2024	7,158	$756,028	8,674	$916,148
	2,900	—	65.45	2/18/2025
	1,969	656	85.99	2/22/2026

(1) Stock options vest ratably over four years from the date of grant, which is 10 years prior to the expiration date. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
(2) Represents restricted stock awards granted to the named executive officers. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
Mr. Margolis' 33,568 shares vest as follows: 1,977 shares that vest on February 22, 2020; 7,648 shares vest ratably over the remaining two years on February 15, 2020 and 2021; 10,919 shares vest ratably over the remaining three years on February 14, 2020, 2021 and 2022; and 13,024 shares vest ratably over the remaining four years on the anniversary of the date of grant of March 5, 2019.

Mr. Stubbs' 11,664 shares vest as follows: 1,761 shares vest on February 22, 2020; 2,422 shares vest ratably over the remaining two years on February 15, 2020 and 2021; 3,842 shares vest ratably over the remaining three years on February 14, 2020, 2021 and 2022; and 3,639 shares vest ratably over four years on the anniversary date of grant of March 5, 2019.

Ms. McNeal's 6,604 shares vest as follows: 865 shares vest February 22, 2020; 1,190 shares vest ratably over the remaining two years on February 15, 2020 and 2021; 2,166 shares vest ratably over the remaining three years on February 14, 2020, 2021 and 2022; and 2,383 shares vest ratably over four years on the anniversary date of grant of March 5, 2019.

Mr. Overturf's 7,363 shares vest as follows: 952 shares vest on February 22, 2020; 1,308 shares vest ratably over the remaining two years on February 15, 2020 and 2021; 2,311 shares that vest ratably over the remaining three years on February 14, 2020, 2021 and 2022; and 2,792 shares that vest ratably over four years on the anniversary of the date of grant of March 5, 2019.

Mr. Sondhi's 7,158 shares vest as follows: 865 shares vest on February 22, 2020; 1,190 shares vest ratably over the remaining two years on February 15, 2020 and 2021; 2,311 shares vest ratably over the remaining three years on February 14, 2020, 2021 and 2022; and 2,792 shares vest ratably over four years on the anniversary date of grant of March 5, 2019.

(3) Market value at year-end is based on the closing trading price of our stock on December 31, 2019, which was $105.62.
(4) Represents the PSUs granted to the NEOs on March 5, 2019 and February 14, 2018 that vest after a three-year performance period ending December 31, 2021 and December 31, 2020 respectively, as follows: Mr. Margolis, 26,088 units granted in 2019 and 14,560 units granted in 2018; Mr. Stubbs, 7,290 units granted in 2019 and 5,124 units granted in 2018; Ms. McNeal, 4,774 units granted in 2019 and 2,890 units granted in 2018; Mr. Overturf, 5,592 units granted in 2019 and 3,082 units granted in 2018; and Mr. Sondhi, 5,592 units granted in 2019 and 3,082 units granted in 2018. The maximum payout of the PSUs would be double the units awarded at grant date. The PSUs are included in the table above at target levels. These awards have two performance components, each weighted 50%, that are measured at the end of a three-year period. At the end of the performance period and to the extent performance goals are achieved, the PSU awards will then be converted into common shares and paid out after the end of the performance period. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date of the PSUs.
The first performance component of the PSUs measures our total stockholder return (measured by reference to the change in our share price plus dividends) as compared to the total stockholder return of a peer group consisting of all REITs tracked within the MSCI US REIT Index. If the Company achieves a total stockholder return at the 50th percentile of its peer group, then the PSUs will be paid out at 100% of the target units related to the total stockholder return metric. The second performance component of the PSUs measures the Company’s average annual growth in Core FFO, per share. The CNG Committee has set a three-year Core FFO

30	Extra Space Storage

EXECUTIVE COMPENSATION
target which, if achieved, will result in a payout of 100% of the target units related to the FFO metric. With respect to both measurements, the NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to both metrics.
The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”

OPTIONS EXERCISED, STOCK VESTED AND 2017-2019 PSUs

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting (1)	Value realized on vesting
Joseph D. Margolis	—	$—	49,973	$5,749,852
Scott Stubbs	42,050	3,671,949	14,042	1,562,363
Gwyn G. McNeal	—	—	6,947	772,304
James L. Overturf	11,958	629,933	7,602	845,588
Samrat Sondhi	14,624	1,282,918	6,995	777,055
(1) Includes the 2017-2019 performance-based stock units granted on March 14, 2017 that were settled in February 2020 based on performance during the three-year performance period that ended December 31, 2019, and corresponding dividend equivalent payouts paid in cash on such 2017-2019 PSUs, which cash dividend equivalent payouts occurred in February 2020, as follows: Mr. Margolis, 24,171 shares and $242,677, respectively; Mr. Stubbs, 7,657 shares and $76,876, respectively; Ms. McNeal, 3,761 shares and $37,761, respectively; Mr. Overturf, 4,137 shares and $41,536, respectively; and Mr. Sondhi, 3,761 shares and $37,761, respectively.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS
The named executive officers do not have employment agreements with the Company; however, they would receive severance payments upon termination of employment by reason of termination without cause or resignation for good reason within 12 months following a change in control of the Company as defined in the Company’s Executive Change in Control Plan as follows:
• two years of annual base salary plus two times the greater of the prior year’s bonus or average of the three previous annual bonuses, payable in a lump sum;
• annual salary and other benefits earned and accrued prior to the termination of employment;
• lump sum payment equal to the cost of continuing health benefits for two years;
• outplacement services for six months; and
• full vesting of equity incentive compensation and any non-qualified pension or deferred compensation benefits.
In addition, the PSUs will vest on an accelerated basis under certain circumstances. Specifically, in the event of a change in control of the Company prior to the end of the three-year performance period, such number of PSUs will vest on the date of the change in control as is equal to the greater of (1) the target number of units or (2) such number of units as would vest based on actual performance relative to the performance goals for the portion of the performance period ending on the date of the change in control, provided, that in determining performance relative to the Core FFO performance objective for the performance period, the Company’s Core FFO for the shortened performance period will be measured against prorated Core FFO objectives. In the event of a named executive officer’s termination due to death or disability prior to the end of the three-year performance period, a prorated portion of the target number of units will vest on the date of termination based on the portion of the three-year performance period that has elapsed prior to the date of termination.

2020 Proxy Statement	31

EXECUTIVE COMPENSATION
The table below presents the amounts that would have been received by or paid on behalf of our named executive officers for the following events as of December 31, 2019:

Name and Type of Payment or Benefit	Change in Control	Involuntary Termination Following a Change in Control	Death or Disability(4)
Joseph D. Margolis
Cash Payment	$—	$3,814,376	$—
Value of Acceleration of Time-Based Equity Awards (1)	—	3,574,897	3,574,897
Value of Acceleration of Performance-Based Equity Incentive Plan Awards (2)	4,293,242	4,293,242	1,943,690
Benefits (3)	—	52,941	—
Scott Stubbs
Cash Payment	$—	$1,893,033	$—
Value of Acceleration of Time-Based Equity Awards (1)	—	1,258,177	1,258,177
Value of Acceleration of Performance-Based Equity Incentive Plan Awards (2)	1,311,167	1,311,167	617,455
Benefits (3)	—	90,084	—
Gwyn G. McNeal
Cash Payment	$—	$1,520,000	$—
Value of Acceleration of Time-Based Equity Awards (1)	—	710,392	710,392
Value of Acceleration of Performance-Based Equity Incentive Plan Awards (2)	809,472	809,472	371,571
Benefits (3)	—	85,277	—
James L. Overturf
Cash Payment	$—	$1,534,310	$—
Value of Acceleration of Time-Based Equity Awards (1)	—	791,853	791,853
Value of Acceleration of Performance-Based Equity Incentive Plan Awards (2)	916,148	916,148	413,890
Benefits (3)	—	64,084	—
Samrat Sondhi
Cash Payment	$—	$1,469,550	$—
Value of Acceleration of Time-Based Equity Awards (1)	—	768,905	768,905
Value of Acceleration of Performance-Based Equity Incentive Plan Awards (2)	916,148	916,148	413,890
Benefits (3)	—	72,758	—

(1) Represents the value of the acceleration of the unvested options and restricted stock awards using the closing stock price of $105.62 on December 31, 2019.
(2) Represents the value of the acceleration of the unvested PSUs assuming payout at target using the closing stock price of $105.62 on December 31, 2019 which number was prorated for purposes of the column related to a termination by reason of death or disability to give effect to the portion of the three year performance period that had elapsed prior to the assumed date of termination (one-third in the case of the PSUs granted in 2019 and two-thirds in the case of the PSUs granted in 2018. These values do not include the 2017-2019 PSUs granted in 2017 due to the fact that the measurement date for those awards occurred on December 31, 2019 and only continued employment through December 31, 2019 is required in order for an NEO to be eligible to vest in such awards).
(3) Represents the amount of accrued vacation at December 31, 2019 and the value of health benefits to be paid on behalf of the executive for the two years after termination, however, does not include the amount of any tax gross-up on such amounts as described in the plan. Excludes the value of outplacement benefits, which cannot be quantified at this time.
(4) Options and shares of restricted stock fully vest upon death. Vesting due to disability is determined on a case by case basis by the CNG Committee.

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EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
The following table presents certain equity compensation plan information as of December 31, 2019:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	197,576	(1)	$58.42	(1)	1,438,073	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	197,576		$58.42		1,438,073
(1) Represents shares issuable pursuant to and weighted-average exercise price of outstanding options under our 2015 Incentive Award Plan and 2004 Long-Term Incentive Compensation Plan (“2004 Plan”).
(2) Represents shares issuable pursuant to future awards under our 2015 Incentive Award Plan. Shares available may increase by previously issued options or awards under the 2004 Plan that are cancelled and/or forfeited.

CEO PAY RATIO
We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the CNG Committee monitors the relationship between the pay of our executive officers and the pay of our non-managerial employees. The Compensation Committee reviewed a comparison of CEO pay (base salary and incentive pay) to the pay of all our employees in 2019. Our CEO to median employee pay ratio set forth below is a reasonable estimate calculated as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and in accordance with Item 402(u) of Regulation S-K.

We identified the median employee by examining the 2019 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2019, the last day of our payroll year. In determining our median employee, we included all employees, whether employed on a full-time, part-time, or seasonal basis.

We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees who were not employed by us for all of 2019. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately 8% of our employees receive annual equity awards.

For 2019:
•the median of the annual total compensation of all employees of our Company (other than our CEO) was $38,658; and
•the annual total compensation of our CEO, as reported in the Summary Executive Compensation Table included elsewhere in this proxy statement, was $6,284,975.
Based on this information, for 2019, our CEO to median employee pay ratio was 163 to 1.

2020 Proxy Statement	33

SECURITY OWNERSHIP OF
DIRECTORS AND OFFICERS
The following table presents the beneficial ownership of our common stock, as of the close of business on March 23, 2020 of:
• each of our directors and nominees for director;
• each named executive officer noted above; and
• our directors and executive officers as a group.
The address for each named person is c/o Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121. We are not aware of any pledge of our common stock that could result in a change in control of our Company.

Name	Number of Shares Beneficially Owned	Percent of Class (9)
Directors
Kenneth M. Woolley (1)	591,866	*
Joseph D. Margolis (2)	203,683	*
Roger B. Porter (3)	227,556	*
Gary L. Crittenden	—	*
Ashley Dreier	2,411	*
Spencer F. Kirk (4)	2,030,865	1.57%
Dennis Letham	6,817	*
Diane Olmstead	6,226	*
Joseph J. Bonner	1,130	*
Non-Director Named Executive Officers
Scott Stubbs (5)	171,890	*
Gwyn G. McNeal (6)	31,825	*
James L. Overturf (7)	63,149	*
Samrat Sondhi (8)	84,110	*
All directors and NEOs as a group (12 persons)	3,421,528	2.64%
* Less than 1.0%
(1) Amounts include 637 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in the table include options to acquire 6,647 shares of common stock that can be exercised within 60 days of March 23, 2020. Amounts also include 500,000 shares that were pledged as collateral on one loan. As of March 23, 2020, approximately $32 million was outstanding on the loan.
(2) Amounts include 29,388 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in table also include the options to acquire 56,000 shares of common stock that can be exercised within 60 days of March 23, 2020.
(3) Includes 100,000 shares of common stock which are held by Roger Blaine Porter 2012 Trust, an entity in which Mr. Porter has shared voting and investment power and beneficial ownership.
(4) Includes 1,651,866 shares of common stock which are held by Krispen Family Holdings, L.C., an entity in which Mr. Kirk has shared voting and investment power. Mr. Kirk has no pecuniary interest in 50.5% of such shares and disclaims beneficial ownership. Includes 123,215 shares of common stock which are held by The Kirk 101 Trust. Mr. Kirk has no pecuniary interest in any of these shares and disclaims beneficial ownership. Amounts shown in the table include options to acquire 25,315 shares of common stock that can be exercised within 60 days of March 23, 2020.
(5) Amounts include 8,881 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in the table also include the options to acquire 26,690 shares of common stock that can be exercised within 60 days of March 23, 2020.
(6)  Amounts include 5,385 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in the table also include options to acquire 5,525 shares of common stock that can be exercised within 60 days of March 23, 2020.
(7) Amounts include 6,115 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in the table also include options to acquire 722 shares of common stock that can be exercised within 60 days of March 23, 2020.
(8) Amounts include 6,056 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in the table also include options to acquire 8,225 shares of common stock that can be exercised within 60 days of March 23, 2020.

(9) For each person included in the table, percent of class is calculated by dividing the number of shares of our common stock beneficially owned by that person by the sum of (a) 129,493,908 shares of our common stock outstanding as of March 23, 2020 plus (b) the number of options to acquire common stock beneficially owned by such person that can be exercised within 60 days of March 23, 2020.

34	Extra Space Storage

MATTERS THAT MAY BE BROUGHT
BEFORE THE ANNUAL MEETING
Item 1. Election of Directors
NOMINEES
In accordance with the provisions of our charter and bylaws, each member of the board of directors is elected at the annual meeting. Each member of the board of directors elected will serve for a term expiring at the annual meeting of stockholders in 2021, and until his or her successor has been duly elected and qualifies, or until his or her resignation or removal. Kenneth M. Woolley, Joseph D. Margolis, Roger B. Porter, Joseph J. Bonner, Gary L. Crittenden, Ashley Dreier, Spencer F. Kirk, Dennis J. Letham and Diane Olmstead are the nominees for election to the board of directors.
We have not received notice of any additional candidates to be nominated for election as directors at the 2020 Annual Meeting of Stockholders and the deadline for notice of additional candidates has passed. Consequently, the election of directors will be an uncontested election and the provisions of our bylaws providing for majority voting in uncontested elections will apply. Under majority voting, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the total votes cast for and against such nominee at the annual meeting at which a quorum is present. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, he or she must submit his or her resignation to the board of directors. Our CNG Committee will consider such tendered resignation and recommend to the board whether to accept it. The board of directors will decide whether to accept any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal.
Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board of directors may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute.
Biographical information about each of the nominees is found at the beginning of this proxy statement. See “Information about the Board of Directors and its Committees—Nominees for Directors.”

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the election of Kenneth M. Woolley, Joseph D. Margolis, Roger B. Porter, Joseph J. Bonner, Gary L. Crittenden, Ashley Dreier, Spencer F. Kirk, Dennis J. Letham, and Diane Olmstead as directors for the term expiring at the 2021 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualify.

Item 2. Ratification of the Engagement of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2020
Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020. Ernst & Young LLP has acted as the Company’s independent registered public accounting firm since April 2005, and our management considers the firm to be well qualified.
We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the PCAOB and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.
Our charter and bylaws do not require that stockholders ratify the appointment of the independent registered public accounting firm. We are submitting the appointment for ratification because the board of directors believes it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company.
A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

2020 Proxy Statement	35

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING
AUDIT AND NON-AUDIT FEE TABLE
The following table presents the aggregate fees for professional audit services rendered for the integrated audits of our annual financial statements for the years ended December 31, 2019 and 2018, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years and for the testing of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002, and fees billed for other services rendered during those periods.

	2019	2018
Audit Fees (1)	$1,611,871	$1,578,770
Audit-Related Fees (2)	—	—
Tax Fees (3)	964,481	935,930
Other Fees	—	—
Total Fees	$2,576,352	$2,514,700

(1) Audit fees consist of services rendered for the audit of our annual financial statements and other financial disclosures, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Form 10-Q filings, consents issued related to registration statements and issuance of comfort letters.
(2) Audit-related fees represent professional fees for accounting consultation and other attest engagements.
(3) Tax fees represent professional services rendered for tax compliance, tax advice and tax planning.
AUDIT COMMITTEE PRE-APPROVAL OF SERVICES BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter and applicable rules and regulations adopted by the SEC, our Audit Committee reviews and pre-approves any engagement of the independent registered public accounting firm to provide audit, review or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent registered public accounting firm. In addition, the Audit Committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither pre-approved by the Audit Committee on an annual basis nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the chairman of the Audit Committee, Mr. Letham, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. Mr. Letham reports any decision to pre-approve such services to the Audit Committee at its next regular meeting. All of the fees described in the table above were pre-approved by the Audit Committee.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Item 3. Advisory Vote to Approve the Compensation of the Named Executive Officers
We request stockholder approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this proxy statement).
As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to reinforce a results-oriented culture with executive pay that reflects Company and individual performance against business objectives and high ethical standards, with an emphasis on variable performance-based compensation. Our compensation program is designed to attract, retain and motivate key executives and align their interests with that of our stockholders. As such, we believe that our executive compensation program and the corresponding executive compensation detailed in the compensation tables and related narrative of this proxy statement are strongly aligned with the long-term interests of our stockholders.
As an advisory vote, this proposal is not binding upon the Company. However, our CNG Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

36	Extra Space Storage

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING
The board of directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in Extra Space Storage Inc.‘s Proxy Statement for the 2020 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules.

2020 Proxy Statement	37

OTHER MATTERS

Review and Approval of Related Party Transactions
We recognize that related party transactions present a heightened risk of conflicts of interest (or the perception thereof), and therefore have adopted a written policy pursuant to which all related party transactions will be subject to review and approval or ratification in accordance with the procedures set forth in the policy. A related party transaction is defined in our policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision as then in effect.
The policy provides that related party transactions are reviewed by our Audit Committee or another independent body of the board of directors, such as the independent and disinterested members of the board of directors. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and NYSE rules.
In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the board of directors may consider:
• the nature of the related person’s interest in the transaction;
• the material terms of the transaction, including, without limitation, the amount and type of transaction;
• the importance of the transaction to the related person;
• the importance of the transaction to the Company;
• whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
• any other matters deemed appropriate.
Voting Shares at Annual Meeting
Holders of record of our common stock as of the close of business on the record date, March 23, 2020, are entitled to receive notice of, and to vote at, the annual meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting and each share of common stock entitles the holder thereof to one vote. At the close of business on March 23, 2020, there were 129,493,908 shares of common stock outstanding. Stockholders can vote in person at the annual meeting or by proxy.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.
Shares will be voted as the stockholder of record instructs. The persons named as proxies on the proxy card will vote as recommended by our board of directors on any matter for which a stockholder has not given instructions. The board of directors’ recommendations appear under each matter to be voted on under the section titled “Matters That May be Brought Before the Annual Meeting”.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 14, 2020
Electronic copies of our proxy statement and annual report for fiscal year 2019 are available at our website, www.extraspace.com, under Company Info - Investor Relations.

38	Extra Space Storage

OTHER MATTERS
Revoking a Proxy
Stockholders of record may revoke their proxy and change their votes any time before their votes are cast by:
• giving written notice of revocation to our Corporate Secretary at our address prior to the annual meeting;
• authorizing a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted);
• signing and forwarding to us a later-dated proxy; or
• attending the annual meeting and voting their shares of common stock in person.

Quorum and Vote Counting
The annual meeting requires a quorum, which means that a majority of the shares issued and outstanding as of the record date must be represented at the meeting. If a stockholder grants a proxy or attends the meeting in person, that stockholder’s shares will be counted to determine whether a quorum is present, even if the stockholder abstains from voting on some or all matters introduced at the meeting. “Broker non-votes” (as described below) also count for quorum purposes.
If shares are held through a broker, bank or other nominee, generally the nominee may vote the shares it holds for the stockholder in accordance with the stockholder’s instructions. However, if the nominee has not received instructions within ten days prior to the meeting, the nominee may vote in its discretion only on matters that the NYSE determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter.
Each of the eight nominees for director must receive a majority of the votes cast for and against such nominee to be elected as director. All other matters must be approved by a majority of the votes cast on such matter. Abstentions and broker non-votes are counted as present and entitled to vote, but they are not counted as votes for or against any proposal and therefore have no effect on the outcome of any of the matters to be voted upon at the annual meeting.
American Stock Transfer & Trust Company, our transfer agent and registrar, will assist in the distribution of proxy materials and tabulation of votes.
Costs of Soliciting Proxies
We will pay the costs of soliciting proxies. In addition to solicitation by Internet and mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the SEC and the NYSE.
Other Matters to Come Before the 2020 Annual Meeting
Our board of directors and management know of no other matters or business to be presented for consideration at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the annual meeting from time to time.
Stockholder Proposals for 2021 Annual Meeting
Under SEC rules, proposals from our eligible stockholders must be received by us no later than December 4, 2020, in order to be considered for inclusion in the proxy statement for the 2021 Annual Meeting of Stockholders. Any such proposals, as well as any questions relating thereto, should be directed to the Corporate Secretary of the Company at our principal executive offices. Proposals we receive after December 4, 2020, will not be included in the proxy statement for the 2021 annual meeting.
In addition, under our current bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting, including director nominees pursuant to our proxy access bylaws or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify the Corporate Secretary of the Company in writing of the director nominee or the other business. For purposes of our 2021 Annual Meeting of Stockholders, the notice must include the information required in our bylaws and be delivered to the Corporate Secretary at the principal executive offices of the Company not earlier than the 150th day (November 4, 2020) and not later than 5:00 p.m., Mountain Time, on the 120th day (December 4, 2020) prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Proposals and director nominations

2020 Proxy Statement	39

OTHER MATTERS
we receive which do not comply with the procedures set forth in our bylaws will not be acted upon at the 2021 annual meeting. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.
If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Mountain Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for notice as described above.
Householding of Proxy Materials
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or Notice of Internet Availability, as applicable to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to “householding” will receive only one copy of our annual report, proxy statement or Notice of Internet Availability, as applicable. If you would like to opt out of this practice for future mailings and receive a separate annual report, proxy statement or Notice of Internet Availability, as applicable for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or Notice of Internet Availability, as applicable, without charge by sending a written request to Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121, Attention: Investor Relations, or by telephone at (801) 365-1759. We will promptly without charge send additional copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, can request delivery of a single copy of the annual report, proxy statement or Notice of Internet Availability, as applicable, by contacting their broker, bank or other intermediary or sending a written request to Extra Space Storage Inc. at the address above.
Principal Stockholders
The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock based on filings with the SEC that were provided to the Company. The number of shares is as of the most recent date the information was available, as shown in the table footnotes.

Name	Number of Shares Owned	Percent of Class (1)
The Vanguard Group, Inc.(2)	21,021,301	16.23%
BlackRock, Inc.(3)	14,942,284	11.54%
Cohen & Steers, Inc.(4)	10,487,240	8.10%
State Street Corporation (5)	8,458,332	6.53%
(1) Based on a total of 129,493,908 shares of our common stock outstanding as of March 23, 2020.
(2) Based on information disclosed in The Vanguard Group, Inc.’s Schedule 13G/A, filed with the SEC on February 11, 2020. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 152,037 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 396,917 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(3) Based on information disclosed in BlackRock, Inc.'s Schedule 13G/A filed with the SEC on February 4, 2020. Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4) Based on information disclosed in Cohen & Steers, Inc.'s Schedule 13G/A filed with the SEC on February 14, 2020. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., a registered investment advisor. Includes 326,440 shares beneficially owned by Cohen & Steers UK Limited. Cohen & Steers Capital Management, Inc. beneficially owns 10,160,800 shares. The address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.
(5) Based on information disclosed in State Street Corporation's Schedule 13G filed with the SEC on February 13, 2020. Includes shares beneficially owned by the following subsidiaries of State Street Corporation: SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors Ltd (Canada), State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd, State Street Global Advisors Asia Ltd, State Street Global Advisors Singapore Ltd, State Street Global Advisors GmbH, State Street Global Advisors Ireland Limited, and State Street Global Advisors Trust Company. The address for State Street Corporation is One Lincoln Street Boston, MA 02111.

40	Extra Space Storage

APPENDIX A – RECONCILIATION OF
NON-GAAP FINANCIAL MEASURES
Funds From Operations
FFO provides relevant and meaningful information about our operating performance that is necessary, along with net income and cash flows, for an understanding of our operating results. We believe FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and we believe FFO more accurately reflects the value of our real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with GAAP excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We also present FFO as adjusted which excludes non-recurring revenues and expenses, acquisition related costs and non-cash interest.
The following table outlines our FFO and Core FFO for the year ended December 31, 2019. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share (amounts shown in thousands, except share and per share data — unaudited):

	For the Year Ended December 31, 2019
	(per share)
Net income attributable to common stockholders	$419,967	$3.24
Impact of the difference in weighted average number of shares – diluted (1)		(0.19)
Adjustments:
Real estate depreciation	206,257	1.49
Amortization of intangibles	5,957	0.04
Gain on real estate transactions	(1,205)	(0.01)
Unconsolidated joint venture real estate depreciation and amortization	8,044	0.06
Distributions paid on Series A Preferred Operating Partnership units	(2,288)	(0.02)
Income allocated to Operating Partnership noncontrolling interests	31,156	0.23
FFO attributable to common stockholders and unit holders	$667,888	$4.84
Adjustments:
Deferred financing costs related to redemption of Notes Payable to Trusts	4,742	0.04
Core FFO attributable to common stockholders and unit holders	$672,630	$4.88

Weighted average number of shares—diluted (2)	137,908,327

(1) Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and Core FFO per share, which are calculated assuming full redemption of all OP units as described in note (2).
(2) Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares—diluted as presented above. The computation of weighted average number of shares—diluted for FFO per share and Core FFO per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.
Same Store Net Operating Income
For an explanation of how we calculate Same-Store net operating income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

2020 Proxy Statement	41

ANNUAL MEETING OF STOCKHOLDERS OF
EXTRA SPACE STORAGE INC.
May 14, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
You may vote online until 9:59 p.m. Mountain Time on Wednesday, May 13, 2020.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 14, 2020:
Company’s proxy statement and accompanying annual report for fiscal year 2019 are available at www.extraspace.com/proxyonline.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.  i

∎ 00033333333304000000 0	051817

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 & 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	The election of the 9 members of the Board of Directors.	FOR	AGAINST	ABSTAIN

	Kenneth M. Woolley	☐	☐	☐

	Joseph D. Margolis	☐	☐	☐

	Roger B. Porter	☐	☐	☐

	Joseph J. Bonner	☐	☐	☐

	Gary L. Crittenden	☐	☐	☐

	Ashley Dreier	☐	☐	☐

	Spencer F. Kirk	☐	☐	☐

	Dennis J. Letham	☐	☐	☐

	Diane Olmstead	☐	☐	☐

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐

4.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.

The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executors, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

ANNUAL MEETING OF STOCKHOLDERS OF
EXTRA SPACE STORAGE INC.
May 14, 2020
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 14, 2020:
The Company’s proxy statement and accompanying annual report for fiscal year 2019 are available at www.extraspace.com/proxyonline.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided.  i

∎ 00033333333304000000 0	051817

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 & 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		1.	The election of the 9 members of the Board of Directors.	FOR	AGAINST	ABSTAIN

			Kenneth M. Woolley	☐	☐	☐

			Joseph D. Margolis	☐	☐	☐

			Roger B. Porter	☐	☐	☐

			Joseph J. Bonner	☐	☐	☐

			Gary L. Crittenden	☐	☐	☐

			Ashley Dreier	☐	☐	☐

			Spencer F. Kirk	☐	☐	☐

			Dennis J. Letham	☐	☐	☐

			Diane Olmstead	☐	☐	☐

		2.	Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

		3.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐

		4.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.

To change the address on your account,
please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executors, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

                        ∎
EXTRA SPACE STORAGE INC.
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, UT 84121
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 14, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned stockholder of Extra Space Storage Inc., a Maryland corporation (the “Company”), hereby revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders of the Company and the accompanying proxy statement, and hereby appoints Joseph D. Margolis and Gwyn G. McNeal as proxies, each with full power of substitution, to represent and vote all shares of common stock of Extra Space Storage Inc. held of record by the undersigned on March 23, 2020, at the annual meeting of stockholders of the Company to be held at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121, on May 14, 2020 at 11:00 a.m. Mountain Time, or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

∎ 1.1	14475 ∎